UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. _____)

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SCHIFF NUTRITION INTERNATIONAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2002 SOUTH 5070 WEST
SALT LAKE CITY, UTAH 84104

September 26, 2011

Dear Stockholders:

We cordially invite you to attend the 2011 Annual Meeting of Stockholders of Schiff Nutrition International, Inc. The meeting will be held on Wednesday, October 26, 2011, at 8:00 a.m. local time, at Schiff Nutrition International’s headquarters located at 2002 South 5070 West, Salt Lake City, Utah.

With this letter we are including the notice for our Annual Meeting, the proxy statement, the proxy card, and our fiscal 2011 Annual Report. At the meeting, we will vote on the election of our Board of Directors. Our Board of Directors recommends that you vote FOR each of the ten director nominees named in the proxy statement.

Your vote is important to us, and I look forward to seeing you on October 26th.  Whether or not you plan to attend the meeting in person, please complete, sign and return the enclosed proxy card. Thank you for your interest in Schiff Nutrition International.

Sincerely,

/s/ Tarang P. Amin
Tarang P. Amin
President and Chief Executive Officer

SCHIFF NUTRITION INTERNATIONAL, INC.
2002 SOUTH 5070 WEST
SALT LAKE CITY, UTAH 84104
(801) 975-5000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON WEDNESDAY, OCTOBER 26, 2011

TIME:	8:00 a.m.

PLACE:	Schiff Nutrition International, Inc. Headquarters 2002 South 5070 West Salt Lake City, Utah

MATTERS TO BE CONSIDERED:	(1)
The election of the following ten director nominees to serve on the Board of Directors until the next annual meeting and until their respective successors have been elected and qualified or until their earlier death, resignation or removal: Eric Weider, George F. Lengvari, Tarang P. Amin, Ronald L. Corey, Matthew T. Hobart, Michael Hyatt, Eugene B. Jones, Roger H. Kimmel, William E. McGlashan, Jr. and Richard G. Wolford.

(2) Any other business properly coming before the meeting or any adjournment or postponement of the meeting.

The Board is not aware of any other business to be presented to a vote of the stockholders at the meeting.

RECORD DATE:	You may vote at the meeting if you were a stockholder at the close of business on September 12, 2011, the record date.

VOTING BY PROXY:
Please return your proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions.  If on September 12, 2011, your shares were held of record by your brokerage firm or similar organization, please return your voting instruction form to your broker. For more instructions, please see the Questions and Answers beginning on page 1 of this proxy statement and the instructions on the proxy card.

By Order of the Board of Directors,

/s/ Tarang P. Amin
Tarang P. Amin
Salt Lake City, Utah	President and Chief Executive Officer
September 26, 2011

YOUR VOTE IS IMPORTANT.
TO VOTE YOUR SHARES, PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON.

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND THE ANNUAL MEETING

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on October 26, 2011.

Our proxy materials are also available on our website at www.schiffnutrition.com/proxy.asp.  This website address contains the following documents:  the notice of the Annual Meeting, this proxy statement and proxy card sample, and our Annual Report on Form 10-K for the fiscal year ended May 31, 2011.  You are encouraged to access and review all of the important information contained in the proxy materials before voting.

Why am I receiving these materials?

The Board of Directors (the “Board”) of Schiff Nutrition International, Inc. (the “Company,”“we,” “us” or “our”) is providing these materials to you and soliciting the enclosed proxy in connection with our 2011 Annual Meeting of Stockholders (the “Annual Meeting”), which will take place on October 26, 2011.  The Annual Meeting will be held at 8:00 a.m. local time at Schiff Nutrition International, Inc.’s headquarters, located at 2002 South 5070 West, Salt Lake City, Utah.  You are invited to attend the Annual Meeting and are requested to vote on the election of directors described in this proxy statement.  Directions to attend the Annual Meeting may be found on our Internet website at www.schiffnutrition.com/directions.asp.  We intend to mail this proxy statement and accompanying proxy card on or about September 26, 2011 to all stockholders of record entitled to vote at the Annual Meeting.

What information is contained in these materials?

The information included in this proxy statement relates to the election of directors at the Annual Meeting, the voting process, the compensation of directors and our most highly paid executive officers, and certain other required information.  Our Annual Report on Form 10-K for the fiscal year ended May 31, 2011 is also enclosed.  Copies of exhibits filed with, and documents incorporated by reference in, our Annual Report on Form 10-K will be furnished to stockholders upon written request and payment of our reasonable expenses in furnishing such documents.

Who may attend the Annual Meeting?

All stockholders are invited to attend the Annual Meeting, including stockholders whose shares are held by their brokerage firms or similar organizations.  See below regarding “Who can vote in person at the Annual Meeting?”

On what matters am I voting?

The election of ten nominees to our Board is the only known matter to be voted on at the Annual Meeting. The sections entitled “Proposals to be Voted Upon” and “Nominees for Election to our Board of Directors” beginning on page 4 of this proxy statement provide you more information regarding the nominees for election to our Board.  The stockholders also will transact any other business that properly comes before the Annual Meeting.

What is our Board’s voting recommendation?

Our Board recommends that you vote your shares FOR each of the ten nominees to our Board.

How many votes may be cast at the Annual Meeting?

On September 12, 2011 (the “Record Date”), 21,600,702 shares of Class A common stock and 7,486,574 shares of Class B common stock were outstanding and entitled to vote at the Annual Meeting.  Stockholders are entitled to one vote for each share of Class A common stock and ten votes for each share of Class B common stock held on the Record Date.  Thus, an aggregate of 96,466,442 votes (the “Voting Shares”) may be cast by stockholders at the Annual Meeting.  Holders of Class A common stock and Class B common stock will vote together as a single class on the matters that will come before the Annual Meeting.  There is no cumulative voting with respect to the election of directors.

How do I vote?

You may vote your shares by written proxy, or, if available through your brokerage firm or bank, over the Internet or by telephone, or in person at the Annual Meeting (please also see the detailed instructions on your proxy card or voting instruction form).  All shares entitled to vote and represented by properly executed proxies received before the polls are closed at the Annual Meeting, and not revoked or superseded, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies.  YOUR VOTE IS IMPORTANT.

Voting by Written Proxy.  To vote by written proxy, please complete, sign and mail the enclosed proxy card in the envelope provided, which requires no postage for mailing in the United States.  If you return a signed proxy card but do not provide voting instructions, your shares will be voted FOR each of the ten named nominees to our Board.

If you hold your shares in street name, please complete, sign and mail the voting instruction form provided by your bank, broker or other record holder.  Holding shares in “street name” means your shares are held in an account at a brokerage firm or bank or other nominee, and the stock certificates and record ownership are not in your name but in the name of your broker, bank or other nominee.

Voting by Internet or Telephone.  If available through your brokerage firm or bank, you also may vote on the Internet or by telephone as indicated on your voting instruction form.  Voting on the Internet or by telephone may not be available to all stockholders.  A large number of banks and brokerage firms are participating in the Broadridge Investor Communication Solutions, Inc. online program.  This program provides eligible stockholders the opportunity to vote via the Internet or by telephone.  If your bank or brokerage firm is participating in Broadridge’s program, your voting form will provide instructions.  The Internet and telephone voting facilities will close at 11:59 p.m. E.D.T. on October 25, 2011.  If you vote on the Internet or by telephone, you should be aware that you may incur costs, such as usage charges from telephone companies or Internet service providers, and that these costs must be borne by you.  If you vote by Internet or telephone, you do not need to return a proxy card or voting instruction card by mail.  If your voting form does not reference Internet or telephone information, please complete and return the paper proxy card or voting instruction card in the self-addressed postage paid envelope provided.

Who can vote in person at the Annual Meeting?

Stockholders of record at the close of business on the Record Date may vote in person at the Annual Meeting.  If on the Record Date your shares were held in street name, you may vote in person at the Annual Meeting by presenting at the Annual Meeting a valid proxy issued in your name from your brokerage firm, bank or other nominee.

May I revoke my proxy?

As a stockholder of record, you may revoke your proxy and change your vote at any time prior to the Annual Meeting by (i) giving written notice of your revocation to our Corporate Secretary, (ii) signing another proxy card with a later date and submitting this later dated proxy to our Corporate Secretary before or at the Annual Meeting, or (iii) voting in person at the Annual Meeting.  Please note that your attendance at the Annual Meeting will not constitute a revocation of your proxy unless you actually vote at the Annual Meeting.  Giving a proxy will not affect your right to change your vote if you attend the Annual Meeting and want to vote in person.  We will pass out written ballots to any holder of record of our shares on the Record Date who wants to vote at the Annual Meeting.  Any written notice of revocation or subsequent proxy should be sent to Schiff Nutrition International, Inc., Attention: Corporate Secretary, 2002 South 5070 West, Salt Lake City, Utah 84104, or hand delivered to our Corporate Secretary at or before the voting at the Annual Meeting.

If your shares are held in street name, you may change your vote by submitting new voting instructions to your brokerage firm, bank or other nominee.  If you decide to attend and vote at the Annual Meeting and your shares are held in street name, your vote in person at the Annual Meeting will not be effective unless you have obtained and present at the Annual Meeting a valid proxy issued in your name from your brokerage firm, bank or other nominee.

What does it mean if I receive more than one proxy card?

If your shares are registered to different holders or are held in more than one account, you will receive more than one proxy card.  Please sign and return all proxy cards to ensure that all of your shares are voted.

Will my shares be voted if I do not sign and return my proxy card?

If you are the record holder of your shares and do not return your proxy card, your shares will not be voted unless you attend the Annual Meeting in person and vote your shares.  We encourage you to submit your proxy so that your shares are voted at the Annual Meeting.

If your shares are held in street name and you do not provide voting instructions to your brokerage firm, your brokerage firm may use its discretionary authority to vote your shares on certain routine matters.  However, your brokerage firm may not vote without your instruction on the approval of the election of our directors or certain other matters such as a proposal submitted by a stockholder, resulting in a “broker non-vote.”

We encourage you to provide instructions to your brokerage firm by completing the voting instruction form that it sends to you so that your shares are voted at the Annual Meeting.

What is a quorum and what constitutes a quorum?

A “quorum” is the number of shares that must be present, in person or by proxy, in order for business to be conducted at the Annual Meeting.  The required quorum for the Annual Meeting is the presence in person or by proxy of the holders of a majority of the stock issued and outstanding as of the Record Date and entitled to vote at the Annual Meeting.  Since there is an aggregate of 96,466,442 Voting Shares, a quorum will be present for the Annual Meeting if an aggregate of at least 48,233,222 Voting Shares are present in person or by proxy at the Annual Meeting.  Abstentions and broker non-votes will be counted for the purpose of determining the presence or absence of a quorum.

How many votes are required to approve the proposal?

The ten nominees receiving the highest number of “FOR” votes, whether or not constituting a majority of the votes cast, will be elected as directors.  This number is called a plurality.  Accordingly, abstentions and broker non-votes will not affect the outcome of the election of the nominees to our Board.  Stockholders are not permitted to cumulate their shares for the purpose of electing directors or otherwise.

All properly signed proxies that are received before the polls are closed at the Annual Meeting and that are not revoked will be voted at the Annual Meeting according to the instructions indicated on the proxies or, if no direction is indicated, they will be voted “FOR” the election of each of the ten nominees for director.  The enclosed proxy gives each of Tarang P. Amin and Joseph W. Baty discretionary authority to vote your shares in accordance with his best judgment with respect to all additional matters that might come before the Annual Meeting.

What happens if a nominee is unable to stand for re-election?

If a nominee is unable to stand for re-election, our Board may, by vote, reduce the size of the Board or name a substitute nominee.  If a substitute is named, shares represented by properly executed proxies may be voted for the substitute nominee.

Who is paying for this proxy solicitation process?

The enclosed proxy is solicited on behalf of our Board, and we are paying for the cost of the proxy solicitation process.  Copies of the proxy material will be given to banks, brokerage houses and other institutions that hold shares that are beneficially owned by others.  Upon request, we will reimburse these banks, brokerage houses and other institutions for their reasonable out-of-pocket expenses in forwarding these proxy materials to the stockholders who are the beneficial owners.  Original solicitation of proxies by mail may be supplemented by telephone or personal solicitation by our directors, officers, or other employees.  No additional compensation will be paid to our directors, officers or other employees for soliciting proxies.

How can I find out the results of the voting at the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting and publish final results in a Current Report on Form 8-K within the timeframe required by the Securities and Exchange Commission (the “SEC”).

When are stockholder proposals due for the annual meeting in 2012?

We currently contemplate that our 2012 Annual Meeting of Stockholders will be held on or about October 25, 2012.  In the event that a stockholder desires to have a proposal considered for presentation at the 2012 Annual Meeting of Stockholders and included in the proxy statement and form of proxy used in connection with such meeting, the proposal must be forwarded in writing to our Corporate Secretary so that it is received no later than May 29, 2012.  Any such proposal must comply with the requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

If a stockholder, rather than including a proposal in our proxy statement as discussed above, commences his or her own proxy solicitation for the 2012 Annual Meeting of Stockholders or proposes business for consideration at such meeting, we must receive notice of such proposal on or before August 12, 2012.  If the notice is not received by August 12, 2012, it will be considered untimely under Rule 14a-4(c)(1) promulgated under the Exchange Act, and we will have discretionary voting authority under proxies solicited for the 2012 Annual Meeting of Stockholders with respect to such proposal.

Proposals and notices should be directed to Schiff Nutrition International, Inc., Attention: Corporate Secretary, 2002 South 5070 West, Salt Lake City, Utah 84104.

Will the Company’s independent public accountants be present at the Annual Meeting?

Representatives of Deloitte & Touche LLP (“Deloitte”), our independent public accountants for the fiscal year ended May 31, 2011, are expected to be present at the Annual Meeting and will have the opportunity to make statements, if they so desire, and to respond to appropriate questions.  As we have previously disclosed, we have appointed KPMG LLP (“KPMG”) as our new independent registered public accounting firm, effective August 31, 2011.  The change in independent registered public accounting firms was not the result of any disagreement with Deloitte.  Representatives of KPMG are also expected to be present at the Annual Meeting and will have the opportunity to make statements, if they so desire, and to respond to appropriate questions.

How can interested persons communicate with our Board of Directors?

Interested persons, including our stockholders, who want to communicate with our Board or any individual director may write to them c/o Schiff Nutrition International, Inc., Attention: Corporate Secretary, 2002 South 5070 West, Salt Lake City, Utah 84104.  Depending on the subject matter, our Corporate Secretary will: (i) forward the communication to the director or directors to whom it is addressed; (ii) attempt to handle the inquiry directly, for example when the request is for information about the Company or is a stock-related matter; or (iii) not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.  At each Board meeting, a member of management presents a summary of all communications received since the last meeting that were not forwarded to the director or directors to whom they were addressed, and makes those communications available to our Board upon request.

PROPOSALS TO BE VOTED UPON

1. ELECTION OF DIRECTORS

The Board currently consists of eleven directors, ten of whom are nominees for election at the Annual Meeting.  Brian McDermott, a current director, is not a nominee for re-election to the Board.  The size of the Board will be reduced to ten directors immediately prior to the Annual Meeting.  All ten of the nominees for election to the Board at this Annual Meeting listed in the section entitled “Nominees for Election to our Board of Directors” below are currently directors of the Company.  Mr. Wolford, who was appointed as a director of the Company in September 2011, was recommended to the Board by a security holder and non-management director.

Each director elected at the Annual Meeting will hold office until the next annual meeting and until his successor is elected and qualified or until his earlier death, resignation or removal.  See the section entitled “Nominees for Election to our Board of Directors” below for biographical information on our Board nominees.

Our Board of Directors unanimously recommends a vote “FOR” each of the ten nominees.

2. OTHER BUSINESS

Our Board knows of no other business for consideration at the Annual Meeting.  If other matters are properly presented at the Annual Meeting, or at any adjournment or postponement of the meeting, Tarang P. Amin and Joseph W. Baty, as proxies, will vote or otherwise act on your behalf in accordance with their judgment on such matters.

NOMINEES FOR ELECTION TO OUR BOARD OF DIRECTORS

Nominees for election to our Board at the Annual Meeting are as follows (ages are as of the Record Date):

Name	Age	Position with the Company
Eric Weider	48	Chairman of the Board
George F. Lengvari	69	Vice Chairman of the Board
Tarang P. Amin	46	Chief Executive Officer, President and Director
Ronald L. Corey	72	Director
Matthew T. Hobart	40	Director
Michael Hyatt	66	Director
Eugene B. Jones	63	Director
Roger H. Kimmel	65	Director
William E. McGlashan, Jr.	47	Director
Richard G. Wolford	66	Director

Set forth below are descriptions of the backgrounds of the nominees as of the Record Date.  We are not aware of any family relationships among any of our directors and executive officers.  The Board believes that each of the Company’s directors is qualified to serve as a member of the Board based on the individual skills and attributes described below.

Eric Weider has been a director since June 1989 and Chairman of the Board since August 1996.  Since 1997, Mr. Weider has been President and Chief Executive Officer of Weider Health and Fitness, a control stockholder of the Company.  Mr. Weider also serves as Chairman of the board of directors of Weider Health and Fitness.  Mr. Weider is President of the Joe Weider Foundation and is a director of Hillsdale Investment Management, Inc., an investment management company based in Toronto, Canada.  Mr. Weider has significant knowledge of the nutrition, vitamin and supplement industry and strong corporate leadership experience.  In addition, Mr. Weider’s familiarity with our operations and history provides him with the perspective needed to contribute to effective Board deliberations.

George F. Lengvari has been a director since August 1996 and serves as Vice Chairman of the Board.  Mr. Lengvari was Vice Chairman of the board of directors of Weider Health and Fitness, a control stockholder of the Company, until August 2009.  Mr. Lengvari also served as an executive officer of Weider Health and Fitness from June 1995 through December 2004.  Prior to joining Weider Health and Fitness, Mr. Lengvari was a partner for 22 years in the law firm Lengvari Braman and was of counsel to the law firm LaPointe Rosenstein until June 2010.  Mr. Lengvari has served since 2007 as a director of The Dundee Merchant Bank, a wholly owned subsidiary of Dundee Corporation, a Canadian Public Asset Management Company.  Mr. Lengvari brings valuable legal expertise coupled with board and business experience in the nutraceutical industry and trademark licensing to the Board.  Mr. Lengvari also provides extensive knowledge of the Company’s business, history and culture.

Tarang P. Amin has served as our Chief Executive Officer, President and a director of the Company since March 2011.  Previously, Mr. Amin worked for The Clorox Company from January 2003 to February 2011.  He served as Vice President–General Manager of the Food and Charcoal Strategic Business Units of Clorox from May 2008 to February 2011 and added the Litter Strategic Business Unit to his responsibilities in January 2009.  Mr. Amin initially joined Clorox in 2003 as Vice President–Marketing, Home Care, assumed responsibility for Laundry marketing in 2004 and was subsequently appointed to the Clorox Leadership Committee in 2006.  From 1991 to 2003, Mr. Amin served in various capacities at The Procter & Gamble Company, including as Marketing Director – North America Family Care from 1999 to 2003.  Mr. Amin earned his B.A. and M.B.A. from Duke University.  Mr. Amin brings executive leadership skills and considerable experience in consumer products and brand management to the Board.

Ronald L. Corey has been a director since August 1996.  Since 1999, Mr. Corey has been a consultant to various corporations, most recently to Synchro Sports in connection with the Professional Golf Association Champions Tour event in Montreal commencing in 2010.  Mr. Corey served as President of the Club de Hockey Canadien Inc. (the Montreal Canadiens) and the Molson Center Inc. from 1982 through July 1999.  In addition, between 1985 and 1989, Mr. Corey held the position of Chairman of the Board and director of the Montreal Port Corporation, an agency which maintains and leases infrastructures to private stevedoring companies.  Mr. Corey’s significant executive experience, including his familiarity with consumer marketing, enables him to contribute a fresh perspective to Board deliberations.

Matthew T. Hobart has been a director since October 2010.  Mr. Hobart has been a Managing Director of TPG Growth, LLC, the middle market and growth equity platform of TPG, a global private investment firm, since August 2004.  Mr. Hobart has served or serves as a board member or observer for many of TPG’s private portfolio companies.  Mr. Hobart holds a B.A. in economics from Miami University and an M.B.A. from the Stanford University Graduate School of Business.  Mr. Hobart brings significant strategic knowledge and experience to the Board.

Michael Hyatt has been a director since April 2009.  Mr. Hyatt has been a Senior Advisor at Irving Place Capital (formerly Bear Stearns Merchant Bank), an institutional private equity firm focused on making equity investments in middle-market companies, since October 2008.  Prior to that, he was a Senior Managing Director of Investment Banking at Bear Stearns & Co., Inc., having joined in 1980.  Mr. Hyatt has served on the Board of Directors of Endo Pharmaceutical Holdings, Inc., a NASDAQ-listed company engaged in the development and sale of pharmaceutical products, since July 2000, and currently serves on its Nominating and Governance Committee and as chair of its Transactions Committee.  Through Mr. Hyatt’s experiences as a senior investment professional, manager and advisor, he has gained expertise in evaluating business strategies, conducting financial analysis and analyzing companies’ future prospects.  His experience makes him a skilled advisor who provides critical insight into financial matters.

Eugene B. Jones has been a director since April 2009.  Since January 2010, Mr. Jones has served as a director of World Heart Corporation, a NASDAQ-listed company that develops ventricular assist devices.  Mr. Jones also serves on the boards of the Bank of Utah and Larada Sciences Inc., two privately held companies.  From April 2004 through January 2007, Mr. Jones was Chief Financial Officer of Amedica Corporation, an early stage company seeking to develop ceramic orthopedic implants for spinal and reconstructive joint applications.  Mr. Jones began working for KPMG LLP, an audit, tax and advisory services firm, in 1973, was elected to partnership in 1984, and retired in 2002.  Mr. Jones is a certified public accountant.  Mr. Jones’ corporate governance experience on the boards of private and public companies and his knowledge of finance and accounting position him to make an effective contribution to the Board’s understanding of the Company’s financial statements and business model.  In particular, Mr. Jones contributes valued financial expertise to our Audit Committee.

Roger H. Kimmel has been a director since August 1996.  Mr. Kimmel has been Vice Chairman of Rothschild, Inc., an investment banking firm, since January 2001.  Mr. Kimmel was a director of Weider Health and Fitness, a control stockholder of the Company, until August 2009.  Mr. Kimmel is also Chairman of the Board of Endo Pharmaceutical Holdings, Inc., a NASDAQ-listed company engaged in the development and sale of pharmaceutical products, and is Chairman of Endo’s Nominating & Governance Committee and a member of Endo’s Audit Committee.  Mr. Kimmel is also a director of PG&E Corporation, a NYSE-listed company engaged in energy-based businesses and has been Chairman of the Board of Trustees of the University of Virginia Law School Foundation (not-for-profit) since January 2009.  Mr. Kimmel brings business, finance, and legal skills, as well as leadership and problem-solving skills developed as an executive and a director of, and legal counsel to, large public companies. His specific expertise includes corporate transactions, finance, investment banking, international business, corporate governance, and legal matters.  Mr. Kimmel also brings knowledge of the Company’s business, history and culture to the Board.

William E. McGlashan, Jr. has been a director since October 2010.  Mr. McGlashan has served as a director of SuccessFactors, Inc., a NASDAQ-listed company, since September 2005.  Since April 2004, Mr. McGlashan has been a Partner and Managing Director of TPG Growth, LLC, the middle market and growth equity platform of TPG, a global private investment firm.  From December 2001 to March 2004, Mr. McGlashan served as Chairman of the Board of Directors and Chief Executive Officer of Critical Path, Inc., a digital communications software company.  Mr. McGlashan currently serves on the Boards of Directors of several private companies.  Mr. McGlashan holds a B.A. in history from Yale University and an M.B.A. from Stanford University Graduate School of Business.  Mr. McGlashan brings significant corporate governance experience to the Board and provides valued advice regarding our operational strategies.

Richard G. Wolford has been a director since September 2011.  Mr. Wolford served as Chief Executive Officer and a Director of Del Monte Foods Company from April 1997 until March 2011.  He was elected President of Del Monte in February 1998 and Chairman of the Board in May 2000.  From 1967 to 1987, he held a variety of positions at Dole Foods, including President of Dole Packaged Foods from 1982 to 1987.  From 1988 to 1996, Mr. Wolford was Chief Executive Officer of HK Acquisition Corp. where he developed food industry investments with venture capital investors.  Mr. Wolford has been a member of the board of directors of Diamond Foods, Inc. since April 2011.  Mr. Wolford served as a member of the board of directors of Pulte Homes, Inc. from May 2008 to August 2009.  Mr. Wolford brings to the Board extensive public company management, reporting and finance, and corporate governance experience, as well as deep knowledge of the consumer products industry.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE INFORMATION

Our business is managed under the direction of our Board.  To assist in carrying out the Board’s responsibilities, our Board has established a standing Executive Committee, Audit Committee, and Compensation Committee.  We do not have a standing nominating committee.  During fiscal 2011, our Board met 10 times and acted by unanimous written consent one time.  Each director attended at least 75% of the total number of meetings of our Board held during fiscal 2011 and the total number of meetings held during fiscal 2011 by all committees of our Board on which that director served.  Although we do not have a policy with regard to Board members’ attendance at our Annual Meetings of Stockholders, all of the directors are encouraged to attend such meetings.  All ten of our then-current directors were present at or participated by telephone in our 2010 Annual Meeting of Stockholders.

Controlled Company Exemption Election; Independent Directors

We have determined that due to the beneficial ownership by Weider Health and Fitness of greater than 50% of the Voting Shares (approximately 78% as of the date of this Proxy Statement), we are a “controlled company” as defined in the New York Stock Exchange (“NYSE”) listing standards.  As such, we have elected to be exempted from the NYSE requirements that the Board have a majority of independent directors and that we have a separate nominating/corporate governance committee composed entirely of independent directors.

The Board has determined that none of the following directors is independent as defined by the NYSE listing standards:

•	Mr. Weider, based on his relationship with Weider Health and Fitness;

•	Mr. Amin, based on his position as our Chief Executive Officer;

•	Mr. Kimmel, based on his historical service on the Board of Directors of Weider Health and Fitness; and

•
Mr. Lengvari, based on his relationship with Mariz Gestao E Investimentos Limitada, which is owned by a trust of which Mr. Lengvari’s family members are beneficiaries and with whom we and Weider Health and Fitness have intellectual property licensing agreements, and also based on his historical service on the Board of Directors of Weider Health and Fitness.

The Board has determined that each other member of our Board, including Mr. McDermott, who is not a nominee for re-election at the Annual Meeting, is independent as defined by the NYSE listing standards.

TPG Transaction

On October 14, 2010, Weider Health and Fitness sold 7,486,574 shares of Class A Common Stock to TPG STAR SNI, L.P. (“TPG” and such transaction, the “Sale”) for $48,836,167, which shares of Class A Common Stock were converted from shares of Class B Common Stock held by Weider Health and Fitness prior to the Sale.  In connection with the Sale, Weider Health and Fitness and TPG entered into a Stockholders Agreement (the “Stockholders Agreement”), pursuant to which, among other things, Weider Health and Fitness agreed to vote all shares of our capital stock it beneficially owns in favor of, or to approve, and use its reasonable best efforts to cause us to initially include, two directors designated by TPG to serve on our Board.  Mr. Hobart and Mr. McGlashan have been designated by TPG to serve on the Board.  The number of directors designated by TPG may change over time depending on the amount of our shares owned by TPG.  Weider Health and Fitness also agreed to vote all shares of our capital stock it beneficially owns against, or to otherwise disapprove, and to use its reasonable best efforts to cause us not to engage in a variety of corporate actions without the prior written consent of TPG, and, under certain circumstances, to vote for or otherwise approve certain other corporate actions.  Rothschild, Inc. acted as a financial advisor to, and received a fee from, Weider Health and Fitness in connection with the Sale.  Roger Kimmel, one of our directors, serves as Vice Chairman of Rothschild.  You can find additional detail about the Sale in the Form 8-K we filed with the SEC on October 15, 2010.

Board Leadership Structure

Mr. Weider is the Chairman of our Board and Mr. Amin is our Chief Executive Officer, President and a director.  The Board has not adopted a specific policy on whether the same person should serve as both the Chief Executive Officer and Chairman of the Board or, if the roles are separate, whether the Chairman should be selected from the non-employee directors or should be an employee.  The Board believes it is appropriate to retain the discretion and flexibility to make these determinations from time to time as needed to provide appropriate leadership for the Company.

At this time, we believe the most appropriate Board leadership structure for our Company is to separate the roles of the Chief Executive Officer and Chairman of the Board as a result of the differences between the two roles.  Our Chief Executive Officer is responsible for the day-to-day leadership and performance of the Company, while the Chairman of the Board provides strategic guidance to the Chief Executive Officer and sets the agenda for Board meetings and presides over meetings of the full Board.  Although the Board has determined that Mr. Weider is not independent under NYSE listing standards, the Board believes the experience, leadership and vision he provides as Chairman of the Board are essential to the short- and long-term success of the Company.

Board’s Role in Risk Oversight

Our Board oversees the risk management process, while executive management oversees and manages risk on a daily basis.  Executive management provides regular reports to our Board on areas of material risk to the Company, including operational, financial, legal, regulatory and strategic risks.  While our Board is ultimately responsible for risk oversight, each of the Board committees assists in fulfilling these oversight responsibilities.  The Audit Committee oversees management of financial risks by identifying key areas of risk for the Company.  The Audit Committee also discusses with management the Company’s policies with respect to risk assessment and risk management and the Company’s significant financial risk exposures and the actions management has taken to limit, monitor or control such exposures.  The Compensation Committee is responsible for overseeing the management of risks relating to the compensation of executives and employees.  Our Executive Committee oversees the overall strategic plan of the Company and assesses short- and long-term strategic goals and challenges.  To facilitate our Board’s oversight of our risk management process, the chairperson of the relevant Board committee reports on its discussions to the full Board at its regular meetings, thereby enabling the Board and its committees to coordinate the risk oversight role and keep informed of any developments impacting the Company’s risk profile.

Executive Committee

The current members of the Executive Committee are Messrs. Weider, Lengvari, Hobart and Amin.  During fiscal 2011, from June 1, 2010 to October 14, 2010, the Executive Committee’s members were Messrs. Weider, Lengvari and Wood; from October 14, 2010 to March 7, 2011, the members of the Executive Committee were Messrs. Weider, Lengvari, Wood and Hobart; and from March 7, 2011 to May 31, 2011, the Executive Committee’s members were Messrs. Weider, Lengvari, Hobart and Amin.  The Executive Committee has the authority to determine questions of general policy with regard to our business, to the extent permitted by law.

Audit Committee

The current members of the Audit Committee are Messrs. Jones, Corey, McDermott and Wolford.  Mr. Wolford joined the Board and Audit Committee on September 7, 2011.  Mr. McDermott, who was a member of the Audit Committee in fiscal 2011, is not a nominee for re-election at the Annual Meeting.  Mr. Jones serves as the Chairman of the Audit Committee.  During fiscal 2011, the Audit Committee met seven times and acted by unanimous written consent one time.  The Audit Committee operates pursuant to a written charter, a copy of which is available on our website at www.schiffnutrition.com.

The Audit Committee’s responsibilities include:

•	appointment, compensation, retention, and oversight of the independent auditors;

•	consulting with the independent auditors with regard to the plan and scope of audit;

•	reviewing, in consultation with the independent auditors, the report of audit or proposed report of audit and the accompanying management letter, if any;

•	reviewing the impact of new or proposed changes in accounting principles or regulatory requirements;

•	consulting with the independent auditors with regard to the adequacy of internal controls and, as appropriate, consulting with management regarding the same;

•	pre-approval of audit and non-audit services performed and fees charged, and review of the possible effect of the performance of such services on the auditor’s independence;

•	reviewing and approving related party transactions; and

•	such other responsibilities set forth in the Audit Committee Charter or as directed by our Board from time to time.

Our Board has determined that each member of the Audit Committee is independent and financially literate, as those terms are defined in the NYSE listing standards, and is independent, as such term is defined under SEC rules.  Our Board has also determined that Mr. Jones, current Chairman of the Audit Committee, qualifies as an audit committee financial expert as defined in SEC rules.  See the section entitled “Nominees for Election to our Board of Directors” above for a description of the relevant experience of these directors.

Compensation Committee

The current members of the Compensation Committee are Messrs. Hyatt, Corey, McDermott and McGlashan.  The Board appointed Mr. McGlashan to the Compensation Committee on October 14, 2010.  Mr. McDermott is not a nominee for re-election at the Annual Meeting.  Our Board has determined that each member of the Compensation Committee is independent, as that term is defined in the NYSE listing standards.

Mr. Hyatt serves as the Chairman of the Compensation Committee.  During fiscal 2011, the Compensation Committee met eleven times and did not act by unanimous written consent.  The Compensation Committee operates pursuant to a written charter, a copy of which is available on our website at www.schiffnutrition.com.

The Compensation Committee’s responsibilities include:

•
reviewing and approving corporate goals and objectives relevant to our Chief Executive Officer’s compensation, and evaluating our Chief Executive Officer’s performance in light of those goals and objectives;

•	establishing and reviewing the compensation, including equity awards, bonuses, and all other forms of compensation for our executive officers and such other officers as directed by our Board;

•	reviewing general compensation policies, programs, and guidelines for our employees and the criteria by which bonuses to our employees are determined;

•	reviewing and approving all employment, severance and change in control arrangements with our executive officers;

•	acting as Administrator of our equity award plans; and

•	such other responsibilities as set forth in the Compensation Committee Charter or as directed by our Board from time to time.

Our Chief Executive Officer annually reviews the performance of each executive officer and other members of senior management (other than the Chief Executive Officer, whose performance is reviewed by the Compensation Committee) and makes recommendations regarding the base salary and other compensation payable to these officers.  The Compensation Committee considers those recommendations in determining base salaries, adjustments to base salaries, annual cash incentive program targets and awards, and equity awards, if any, for the executive officers and other members of senior management.  The Compensation Committee generally exercises its discretion in modifying any recommended adjustments or awards to executives.  The Compensation Committee has the authority to retain consultants and advisors as it may deem appropriate in its sole discretion, and has the sole authority to approve related fees and other retention terms.  Beginning in February 2008, the Compensation Committee retained the services of Exequity, an independent compensation consulting firm, to advise the Compensation Committee with respect to our overall executive and senior management compensation programs, including market comparisons and long-term incentive programs.

Nominating Committee Functions

As set forth in the NYSE listing standards, we are not required to have a nominating committee because we are a “controlled company.”  See “Controlled Company Exemption Election; Independent Directors” above.  Because of this exemption, and because our Board believes that it is more appropriate for all of our directors to be involved in the process of nominating persons for election as directors, our Board does not have a nominating committee.  Accordingly, our Board as a whole performs the functions of a nominating committee and is responsible for reviewing the requisite skills and characteristics of our directors.  Our Board will consider candidates for nomination as a director recommended by stockholders, current directors, officers, third-party search firms and other sources.  Our Board considers stockholder recommendations for candidates in the same manner as those received from others.

For new candidates, our Board generally polls the directors and members of management for their recommendations.  Our Board may engage a third-party search firm to identify candidates in those situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate.  Our Board reviews the qualifications, experience, and background of all candidates.  Final candidates are typically interviewed by both Board members and executive management.

Our Corporate Governance Guidelines state that members of the Board should possess the highest personal and professional ethics, integrity and values, and be committed to serving the long-term interests of the Company's stockholders.  In identifying nominees, the Board also takes into consideration all other factors it considers appropriate with the goal of having a Board with backgrounds, skills and experience in business, finance and other areas relevant to the Company's operations.  The Board does not have a policy for considering diversity in identifying director nominees, but generally seeks to have a Board consisting of members that have relevant industry background, experience serving on the boards of large companies (whether public or private) or unique perspective from managing companies in other industries with qualities similar to our business, or any combination of the foregoing attributes.

Our Board will consider stockholder suggestions for nominees for directorship.  In order for our Board to consider a stockholder nominee, the stockholder must submit a detailed resume of the candidate and an explanation of the reasons why the stockholder believes the candidate is qualified for service on our Board.  The stockholder must also provide such other information about the candidate that would be required by the SEC rules to be included in a proxy statement.  In addition, the stockholder must include the consent of the candidate and describe any relationships, arrangements, or undertakings between the stockholder and the candidate regarding the nomination or otherwise.  The stockholder must submit proof of Company stockholdings.  All communications should be submitted in writing to Schiff Nutrition International, Inc., Attention: Corporate Secretary, 2002 South 5070 West, Salt Lake City, Utah 84104.  Recommendations received after 120 days prior to the date of mailing of this year’s proxy (or May 29, 2012) will likely not be considered timely for consideration at next year’s Annual Meeting of Stockholders.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics for our officers, including our principal executive officer, principal financial officer, and controller, employees, and directors.  The Code of Business Conduct and Ethics is available on our website at www.schiffnutrition.com.

Any amendment or waiver of our Code of Business Conduct and Ethics relating to any of our officers or directors will be disclosed on our website.  In the case of a waiver, the nature of the waiver, the name of the person to whom the waiver was granted, and the date of the waiver will also be disclosed.

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines that cover areas such as director responsibilities and qualifications, management succession, and Board committees.  A copy of these Guidelines is available on our website at www.schiffnutrition.com.

Executive Sessions of Non-Management Directors

Our non-management directors regularly meet in executive sessions of the Board in which our management director and other members of management do not participate.  These non-management sessions are generally scheduled on the same day as regularly scheduled quarterly meetings of our Board.  The presiding director rotates based on pre-established agreement among the non-management directors.  In addition, our independent directors meet in executive session at least once per year.

Compensation of Directors

Directors who are also employees receive no compensation for serving on our Board.  We do, however, reimburse all directors for their reasonable expenses incurred in connection with their activities as directors.  The table below summarizes the compensation received by Messrs. Weider, Corey, Hobart, Hyatt, Jones, Kimmel, Lengvari, McDermott and McGlashan, our non-employee directors who served for all or a portion of the fiscal year ended May 31, 2011.  Messrs. Weider, Hobart and McGlashan are not paid compensation for their services as directors.  In accordance with the Stockholders Agreement, for so long as Mr. Weider does not receive any compensation for his service on our Board, neither Mr. Hobart nor Mr. McGlashan will receive compensation for his service on our Board.

Director Compensation Table

Director	Fees Earned or Paid in Cash(1)	Stock Awards (2)(4)	All Other Compensation(3)	Total
Eric Weider	$—	$—	$—	$—
Ronald L. Corey	$64,500	$110,000	$78,772	$253,272
Matthew T. Hobart	$—	$—	$—	$—
Michael Hyatt	$70,000	$50,000	$19,370	$139,370
Eugene B. Jones	$75,500	$50,000	$19,370	$144,870
Roger H. Kimmel	$43,000	$110,000	$94,654	$247,654
George F. Lengvari	$45,000	$110,000	$21,222	$176,222
Brian P. McDermott	$72,500	$110,000	$73,191	$255,691
William E. McGlashan, Jr.	$—	$—	$—	$—

(1)
Fees Paid in Cash. In fiscal 2011, except as noted above with respect to Messrs. Weider, Hobart and McGlashan, non-employee directors received an annual fee of $25,000.  Each non-employee director may elect to receive the annual fee in restricted stock or restricted stock units (vesting in four equal installments on the last day of each fiscal quarter) in lieu of cash.  Mr. Kimmel elected to receive his annual fee in restricted stock units for fiscal 2011.  Mr. Lengvari elected to receive his annual fee in restricted stock for fiscal 2011.  In addition to the annual fee, each non-employee director received $2,000 for each Board meeting attended, $1,500 for each Audit Committee meeting attended and $1,000 for each Compensation Committee meeting attended.  In fiscal 2011, the Chairman of the Audit Committee received an additional annual fee of $12,000, and the Chairman of the Compensation Committee received an additional annual fee of $8,000.  Also, in fiscal 2011, Messrs. Hyatt, Jones, and McDermott each received $8,000 in incremental Special Committee fees.

Grants in Lieu of Fees.  Each non-employee director may elect to receive the annual fee in restricted stock or restricted stock units, vesting in four equal installments on the last day of each fiscal quarter, in lieu of cash.  Messrs. Kimmel and Lengvari elected to receive their annual fee for fiscal 2011 in restricted stock units and restricted stock, respectively.  Accordingly, on June 1, 2010, Mr. Kimmel received 3,521 restricted stock units and Mr. Lengvari received 3,521 shares of restricted stock, with an aggregate fair market value of $25,000 based on the $7.10 closing price of our Class A common stock on the NYSE on the day preceding the grant date.

(2)
The amounts shown are the grant date fair value of the shares of restricted stock or restricted stock units (each of which represents the right to receive one share of our Class A common stock) granted in fiscal 2011, as determined in accordance with Financial Accounting Standards Board (“FASB”) principles regarding the measurement of stock-based compensation, excluding the effect of forfeitures.  Under these principles, the grant date fair value of these grants is based on the intrinsic value of these awards, which equals the closing price of our Class A common stock on the NYSE on the day preceding the grant date.

Annual and Initial Director Grants.  Each non-employee director is entitled to receive, upon initial appointment or election to the Board, an initial grant of restricted stock or restricted stock units with a fair market value on the grant date of $40,000, and an annual grant, on the date of each Annual Meeting of Stockholders occurring at least nine months after the initial appointment or election, of restricted stock or restricted stock units with a fair market value on the grant date of $50,000 (in each case, subject to adjustment from time to time by the Board).  These restricted stock and restricted stock units vest in substantially equal annual installments over a period of three years from the grant date, subject to continued service on the Board.

Three-Year Service Grants.  On the first day of a director’s three-year service period, the director is granted restricted stock or restricted stock units with a fair market value on the grant date of $60,000 (subject to adjustment from time to time by the Board).  These restricted stock and restricted stock units cliff vest in one installment on the third anniversary of the grant date, subject to the director’s continued service on the Board during such three years.

(3)
Cash Dividends Paid.  The amount shown includes dividend equivalent payments made or accrued in fiscal 2011 in connection with our special cash dividend of $0.70 per share, which was paid on October 26, 2010 to all holders of our common stock.  With respect to stock options and restricted stock vested on the dividend record date for the special cash dividend, the special dividend equivalent payment was paid on the dividend payment date.  With respect to outstanding equity awards that were unvested as of the dividend record date, or for which the issuance of shares has been deferred, the special dividend equivalent payment was or will be made on the first day of the succeeding fiscal quarter following the date such equity awards vest or the deferred shares are issued.  All dividend equivalents, regardless of when they will be paid, are shown in the table above.

(4)
Year End Outstanding Equity Awards.  The table below shows the aggregate number of option awards (exercisable and unexercisable), unvested restricted stock and vested and unvested restricted stock units outstanding for each director (excluding our Chief Executive Officer) as of May 31, 2011.  See the “Stock Ownership of Beneficial Owners, Directors and Management” table for information about the Record Date holdings of directors.

Director	Option Awards	Stock Awards
Eric Weider	—	—
Ronald L. Corey	67,500	58,301
Matthew T. Hobart	—	—
Michael Hyatt	—	6,135
Eugene B. Jones	—	6,135
Roger H. Kimmel	60,000	60,144
George F. Lengvari	—	13,425
Brian P. McDermott	67,500	40,285
William E. McGlashan, Jr.	—	—

We do not offer our non-employee directors any perquisites or other forms of compensation.

EXECUTIVE OFFICERS

The following table sets forth the names, ages and titles of our current executive officers as of the Record Date.

Name	Age	Position with the Company
Tarang P. Amin	46	Chief Executive Officer, President and Director
Joseph W. Baty	54	Executive Vice President and Chief Financial Officer
Jon Fieldman	41	Senior Vice President, Operations
Scott K. Milsten	42	Senior Vice President, General Counsel and Corporate Secretary
Jennifer Steeves-Kiss	39	Senior Vice President and Chief Marketing Officer

Set forth below is certain biographical information about our current executive officers.  For information about Mr. Amin, see “Nominees for Election to our Board of Directors” above.  We are not aware of any family relationships among any of our directors and executive officers.

Mr. Baty has served as Executive Vice President and Chief Financial Officer since November 1999.  From January 1997 to October 1999, Mr. Baty served as Senior Vice President-Finance.  Prior to joining us, Mr. Baty was a certified public accountant and partner at KPMG LLP, which he joined in 1984.

Mr. Fieldman has served as Senior Vice President, Operations since May 2011.  Prior to joining us, Mr. Fieldman was Vice President, Specialty Supply Chain for The Clorox Company from May 2007 to May 2011 and prior to that held several roles within Supply Chain for Clorox, including Planning Director, Sourcing Director and Plant Manager.  Prior to Clorox, Mr. Fieldman worked for General Mills for eight years in a variety of manufacturing roles.  Mr. Fieldman holds a B.S. in Industrial Engineering and Engineering Management from Stanford University.

Mr. Milsten has served as Senior Vice President, General Counsel and Corporate Secretary since July 2011.  Mr. Milsten was Senior Vice President, General Counsel and Corporate Secretary of Celera Corporation, a healthcare diagnostics company, from August 2009 until Celera’s sale to Quest Diagnostics in June 2011, and Vice President, General Counsel and Corporate Secretary of Celera from November 2008 to August 2009.  Prior to Celera, Mr. Milsten was Deputy General Counsel for Gen-Probe Incorporated from May 2005 to October 2008.  Prior to Gen-Probe, he practiced corporate law with the law firm of Latham & Watkins LLP from 1996 to 2005.  Mr. Milsten holds a J.D. from the University of Pennsylvania Law School and a B.A. in English from Duke University.

Ms. Steeves-Kiss has served as Senior Vice President and Chief Marketing Officer since July 2011.  Previously, from May 1994 to June 2011, Ms. Steeves-Kiss held various roles with The Procter & Gamble Company, including Global Marketing Director.  Ms. Steeves-Kiss started her career with P&G Canada and holds a B.A. from Queen’s University, Kingston, Ontario.

EXECUTIVE COMPENSATION

Compensation Overview

Introduction

We qualify as a “smaller reporting company” under the rules of the SEC and as such have elected to provide an overview and summary of our compensation program in lieu of the Compensation Discussion and Analysis.  This Compensation Overview section discusses the material features of our compensation programs and policies for our executive officers and the Compensation Committee’s role in the design and administration of these programs and policies and in making specific compensation decisions for our executive officers, including our “named executive officers,” which for fiscal 2011 under the smaller reporting company rules consist of:

•	Tarang P. Amin, our Chief Executive Officer, President and Director,

•	Joseph W. Baty, our Executive Vice President and Chief Financial Officer,

•	Bruce J. Wood(1), our former Chief Executive Officer, President and Director, and

•	Thomas H. Elitharp(2), our former Executive Vice President-Operations and Support Services.

(1)	Mr. Wood resigned from the Company and his positions as Chief Executive Officer, President and Director, effective March 7, 2011

(2)	Mr. Elitharp retired from the Company and his position as Executive Vice President, Operations and Support Services, effective June 6, 2011.

General Philosophy and Objectives

The Compensation Committee attempts to promote our financial and operational success by attracting, motivating, and assisting in the retention of key employees who demonstrate the highest levels of ability and talent.  The overall objectives of our compensation policies and practices are to:

•	provide competitive compensation arrangements to attract and retain highly qualified executives and other key employees;

•
motivate our executive officers and other key employees by aligning pay and performance and subjecting a significant portion of our executive officers’ cash compensation to the achievement of pre-established short-term corporate financial performance objectives;

•	create value in the Company and align the interests of our stockholders and executives by providing long-term incentive awards; and

•	ensure that our executive officers serve the best interests of our stockholders in the event of a proposed change in control transaction without concern over their personal financial security.

Each element of our compensation program is designed to satisfy one or more of these compensation objectives, and each element is an integral part of and supports our overall compensation objectives. Our executive officer compensation program currently is composed of base salary, an annual cash incentive program that is based on our annual financial performance measured against specific pre-established goals, long-term incentive awards and certain severance and change in control benefits.

In December 2008, we implemented a new long-term performance program, which included the grant of performance awards to our top eight members of senior management and three-year cliff vesting restricted stock units to the remaining members of senior management.  The performance awards were denominated by a targeted dollar value and were payable based on how we performed against specified pre-established goals for net sales, operating income and net cash flow, as measured over the performance period and as discussed below.  The performance period for the performance awards was scheduled from October 1, 2008 through May 31, 2011 and any earned awards were to be paid two thirds in cash and one third in shares of our Class A common stock after the end of the performance period.  The Sale resulted in the accelerated vesting and payment of the performance awards at the target award value.  See “ – Long-Term Incentive Plans” for additional information related to the long-term performance program.

Determination of Compensation

Compensation Committee Retention of Compensation Consultant.  From time to time, the Compensation Committee retains the services of independent compensation consulting firms.  Beginning in February 2008, the Compensation Committee retained Exequity, an independent compensation consulting firm, to advise the Compensation Committee with respect to our overall executive compensation programs.

Involvement of our Chief Executive Officer.  Our Chief Executive Officer annually reviews the performance of each executive officer (other than the Chief Executive Officer, whose performance is reviewed by the Compensation Committee).  The Compensation Committee considers those recommendations in determining base salaries, adjustments to base salaries, annual cash incentive program targets and awards, and equity and performance awards for executive officers.  The Compensation Committee generally exercises its discretion in modifying any recommended adjustments or awards to executives.  Management also makes presentations to the Compensation Committee regarding the proposed bonus structure and performance goals in comparison to the fiscal budget and anticipated costs and other matters that impact the budget.

Components of Compensation

Base Salary.  Base salaries provide our executive officers with a degree of financial certainty and stability.  A competitive base salary is necessary for the development and retention of capable management and is consistent with our long-term goals. Base salaries for executives are determined based upon the Compensation Committee’s evaluation of, among other factors, the responsibilities of the position held, the experience and tenure with the Company of the individual, the job performance of the individual, our general practice to target salary levels at competitive levels, our overall financial results and general economic conditions.

The Compensation Committee generally makes salary adjustments as of August 1 of each year. Mr. Amin has a minimum salary set by his employment agreement, subject to upward adjustment by the Compensation Committee.  No formulaic base salary increases are provided to the named executive officers. Based on the recommendations of management, annual base salaries for our executive officers were not increased for fiscal 2011.

Annual Performance-Based Cash Bonuses.  The management annual incentive program has been established to reward participants for their contributions to the achievement of Company financial performance.  Approximately 90 employees participated in the bonus program for fiscal 2011.  The aggregate amount of the bonuses awarded in fiscal 2011 was determined by reference to our financial performance.

As discussed below, our performance against a pre-established financial performance target for the fiscal year determines the amount of aggregate bonus pool available for participants in the bonus program and the actual bonus amount a participant may receive.  Mr. Amin’s employment agreement provides his target bonus percentage at 100% of base salary; however, for fiscal 2011, which was the first year of Mr. Amin’s tenure at the Company (Mr. Amin commenced employment with us on March 7, 2011), Mr. Amin received a bonus, the amount of which was discretionarily determined by the Compensation Committee based in part on Mr. Amin’s partial tenure at the Company during fiscal 2011.  Target bonuses for the other named executive officers and program participants also are expressed as a percentage of base salary, and for fiscal 2011 were continued at 70% for Mr. Wood pursuant to the terms of his then-current employment agreement and 55% for Messrs. Baty and Elitharp.  Actual bonus amounts are determined shortly after fiscal year end after review of Company performance. Our Chief Executive Officer, and at times other members of senior management, presents the final calculation to the Compensation Committee. The Compensation Committee then reviews actual Company performance, the bonus calculations and methodology, and the previously approved annual incentive program financial performance target and bonus grid and determines the amount payable consistent with the pre-established program.

The Compensation Committee approved the fiscal 2011 management annual bonus plan following its review with Mr. Wood, as the then-current Chief Executive Officer, of the proposed annual bonus structure for 2011 and contemplated budget adjustments and its review of information relating to annual incentive costs (historical and prospective).  For fiscal 2011, the Compensation Committee continued the prior year’s financial performance targets based on our performance against a pre-established target grid for “pre-management incentive cost income from continuing operations before income taxes” (“IBT”), which is based on the Company’s Consolidated Statements of Income line item “Income before income taxes,” adjusted primarily to negate the impact of applicable management incentive plan expenses for the applicable fiscal year.  For fiscal 2011, IBT was also adjusted to eliminate costs associated with merger and acquisition activity, restructuring activity and the transition of our Chief Executive Officer.  Based on the IBT grid, the bonus amount for each participant would be 100% of target if we attained target IBT of $31.0 million, 30% of target if we attained threshold IBT of $21.2 million and 150% of target if we attained a maximum IBT of $36.8 million.  No bonus is payable, however, if the threshold IBT is not met. Total funds placed in the pool for payout to all participants in the plan for fiscal 2011 would be approximately $2.0 million at target IBT; $0.6 million at threshold IBT; and $3.0 million at maximum IBT. For fiscal 2011, approximately $2.0 million was placed in the bonus pool and paid out, based on IBT of approximately $31.1 million, or a financial performance score of 100.8% of target.

For fiscal 2011, the Compensation Committee also determined that in lieu of the executive officers receiving a salary increase, it would award an amount equal to 5% of the individual’s salary if the Company performed at or above target under our annual performance-based cash bonus program.  Since the Company performed above target, each of the executive officers earned an additional bonus under this program equal to 5% of his salary.  This award did not apply to Mr. Amin who joined us in March 2011 and whose bonus was discretionarily determined by the Compensation Committee as discussed above.

For additional information relating to the actual management incentive bonus program payout to the named executive officers, see the “Summary Compensation Table” below.

The bonus program for fiscal 2012 is similarly based on the Company’s performance of IBT against pre-established target levels.  For fiscal 2012, the threshold performance for bonus payments is 80% of target IBT (resulting in a bonus pool at 50% of target) and the maximum payout is achieved at 130% of target IBT (resulting in a bonus pool at 200% of target).

Long-Term Incentive Plans. Our long-term incentive plans have been established to provide employees with an opportunity to share, along with stockholders, in our long-term performance.  Stock options, restricted stock, performance-based restricted stock units and long-term cash-denominated performance-based awards are intended to help motivate and retain key employees.  These awards also more closely align the employees’ interests with those of our stockholders and focus management on building profitability and long-term stockholder value.

We implemented long-term incentive programs in fiscal 2006 and fiscal 2009 that were tied to performance.  The Compensation Committee believes that performance-based awards serve as an effective incentive tool for senior management as the awards vest or are earned based solely on our strategic performance, preserve an equity ownership feature and act as a retention device throughout the performance period.

Commencing in February 2008, the Compensation Committee retained the services of Exequity, an independent compensation consulting firm, to advise the Compensation Committee with respect to the review and implementation of a new long-term incentive program.  The Compensation Committee, management and Exequity engaged in numerous discussions regarding the structure, performance goals and payouts, vesting and acceleration terms, market competitiveness, retention value and advisability for a long-term performance-based program.  On December 12, 2008, the Compensation Committee approved a bifurcated long-term incentive program, in which it granted cash-denominated performance-based awards to eight members of senior management and three-year cliff vesting restricted stock units to ten other members of management.  The Compensation Committee felt that it was important to link the payout of awards to our financial performance for those in management who can most directly impact our performance.  The Compensation Committee also believed it important to create a strong retention value for key employees through the long-term incentive program and thus granted an aggregate of 240,500 restricted stock units to senior employees, which units were to cliff vest on May 31, 2011 conditioned upon continued employment through that date.  The performance awards were granted to Messrs. Wood, Baty and Elitharp and five other members of senior management based on target award values, aggregating $5,525,000, and were to be earned based on our cumulative performance against three pre-established financial performance metrics over the performance period commencing on October 1, 2008 and ending on May 31, 2011, as follows.

Performance Metric	Weighting
Cumulative Net Sales	50%
Cumulative Operating Income	35%
Cumulative Net Cash Flow	15%

No amount, however, was to be earned in connection with the performance awards if cumulative operating income for the performance period did not meet or exceed a pre-established minimum amount.

The three pre-established financial performance targets were defined as follows:

•
“Cumulative Net Sales” means total gross sales minus total sales allowances, discounts, deductions and credits, as determined in accordance with generally accepted accounting principles, for the entire performance period,

•	“Cumulative Operating Income” means total gross profit minus total operating expenses, as determined in accordance with generally accepted accounting principles, for the entire performance period, and

•
“Cumulative Net Cash Flow” means the aggregate change in “cash and cash equivalents” plus “available for sale securities” between the beginning and end of the performance period, as determined in accordance with generally accepted accounting principles, in each case, as adjusted to take into account certain transactions and events that may occur during the performance period, including mergers, acquisitions, proceeds from issuances of debt or payments on outstanding debt, proceeds from secondary stock offerings, certain capital expenditures, periodic or special cash dividends, costs and expenses incurred in association with incentive plans, and certain contribution margin loss associated with the unplanned launch of individual new products.

The Compensation Committee chose these performance metrics as it believed that they are key indicators of performance of the Company that increase shareholder value.

The target award value granted in December 2008 to each of the named executive officers, other than Mr. Amin, who was not yet employed by the Company, was as follows:

Name	Target Award Value
Bruce J. Wood	$1,650,000
Joseph W. Baty	$875,000
Thomas H. Elitharp	$775,000

In the event that the cumulative operating income threshold was met, the executive could earn from 17.5% of his target award value for threshold performance against the cumulative operating income goal (and failure to meet the thresholds for the other two financial goals) and up to a maximum of 150% of his target award value for maximum performance against all three financial goals.  The target award values for the officers were determined based on data provided by Exequity regarding market comparisons and competitiveness for base salary, annual bonus at target, total cash compensation, long-term incentives and total compensation at target and maximum levels.  The amount of the award that was to be earned based on our performance and application of the weighting and pre-established performance grid is referred to as the “Earned Value.”

Two-thirds of the Earned Value was to be paid in cash (subject to any applicable plan limitations, less applicable taxes), and the remaining balance was to be paid in shares of our Class A common stock, based on the closing price on the day preceding the date of the Compensation Committee’s certification of the Earned Value.  Executives were permitted to defer receipt of the shares and cash payable in accordance with Section 409A of the Internal Revenue Code (the “Code”).

The Earned Value was to vest on May 31, 2011 subject to continued service by the executive through that date.  In the event of certain qualifying terminations (i.e., termination by reason of death, disability or qualifying retirement, or terminations by the Company without cause (as defined) or termination by the executive for good reason (as defined)), the executive was to vest in the Earned Value on a pro-rata basis based on the number of full months of employment during the performance period.  Similar vesting terms were provided in the cliff vesting restricted stock units.  The Compensation Committee believes that this approach is fair and reasonable and promotes the employee’s interest in working diligently toward the performance goals and provides a degree of financial stability.

In the event of a change in control, all or a portion of the target award value was to be paid on an accelerated basis concurrent with the change in control, as follows: (i) if the change in control occurs in fiscal year 2009, then the executive was to vest in 1/3 of his target award value; (ii) if the change in control occurs in fiscal year 2010, then the executive was to vest in 2/3 of his target award value; and (iii) if the change in control occurs in fiscal year 2011, then the executive was to vest in 100% of his target award value.  The performance awards vested on an accelerated basis at 100% of target value in connection with the Sale described under “Board of Directors and Corporate Governance Information—TPG Transaction.”

In connection with his hiring, Mr. Amin received 163,637 shares of restricted stock, a stock option to purchase 654,550 shares of Class A common stock and stock options to purchase 409,093 shares of Class A common stock.  The restricted stock and option to purchase 654,550 shares vest in equal annual installments over a five-year period, in each case subject to continued employment with the Company through each such vesting date.  The options to purchase 409,093 shares are eligible to vest in three stages based upon the Company’s achievement of stock price targets of $15.00, $20.00 and $25.00, in each case subject to continued employment with the Company through applicable service periods.

In fiscal 2011, as in previous years, the Compensation Committee took into consideration a number of factors in its determination of the structure of the Company’s next long-term incentive program, including the structure of the plans implemented in fiscal 2006 and 2009 and the recommendations of the independent compensation consultant.  In May 2011, the Compensation Committee approved the use of stock options for the fiscal 2012 long-term incentive plan.

Severance and Change in Control Agreements.  We currently have employment agreements with each of Messrs. Amin and Baty that generally provide for severance and/or other benefits upon a termination of employment without cause or for good reason, including such a termination within a certain period of time around a change in control.  These agreements are designed to retain our executive officers, provide continuity of management in the event of an actual or threatened change in control and ensure that our executive officers’ compensation and benefits expectations would be satisfied in such event.  A description of the material terms of these agreements can be found under “Potential Payments Upon Termination or Change in Control.”  Messrs. Wood and Elitharp are no longer employed by the Company.

Perquisites and Other Benefits. We offer medical, dental, vision, disability and life insurance plans, in which executives participate on the same basis as all other employees.  We also provide matching contributions under our 401(k) Plan, for which executives also participate on the same basis as all other employees. Under our 401(k) Plan, we contribute 50% of an employee’s contributions up to seven percent of the employee’s wages, subject to certain federal law maximum amounts.  The employer matching contributions vest 20% per year of service for the first five years of service, following which the matching contributions are immediately vested.  We also provided car allowances to Messrs. Wood, Baty and Elitharp in fiscal 2011.

Tax Considerations. Code Section 162(m) limits a public company’s federal income tax deduction for compensation paid in excess of $1,000,000 to any of its five most highly compensated executive officers. However, certain “performance-based” compensation is excluded from the $1,000,000 limit if specific requirements are met. The performance awards granted in fiscal 2009 are intended to qualify as “performance-based” compensation under Code Section 162(m).

While the tax impact of any compensation arrangement is one factor that is considered by the Compensation Committee, such impact is evaluated in light of the compensation policies discussed above.  The Compensation Committee’s compensation determinations have generally been designed to maximize the Company’s federal income tax deduction for possible application in future years.  However, from time to time compensation may be awarded that is not deductible or fully deductible if it is determined that such award is consistent with the overall design of the compensation program and in the best interests of the Company and its stockholders.

Summary Compensation Table

The following table sets forth summary information concerning the compensation awarded, paid to, or earned by each of our named executive officers for all services rendered in all capacities to us for the fiscal years ended May 31, 2011 and 2010.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($) (3)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($) (5)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (6)	Total ($)

Tarang P. Amin*	June 1, 2010-May 31, 2011	105,865	274,428	1,381,096	4,664,033	—	—	—	6,425,422
Chief Executive Officer, President, and Director	June 1, 2009-May 31, 2010	—	—	—	—	—	—	—	—

Joseph W. Baty	June 1, 2010-May 31, 2011	300,000	—	—	—	181,440	—	805,997	1,287,437
Executive Vice President and Chief Financial Officer	June 1, 2009-May 31, 2010	300,000	—	—	—	250,065	—	310,465	860,530

Bruce J. Wood**	June 1, 2010-May 31, 2011	432,673	—	—	—	—	—	2,437,999	2,870,672
Former Chief Executive Officer, President and Director	June 1, 2009-May 31, 2010	515,000	—	—	—	542,141	—	913,015	1,970,156

Thomas H. Elitharp***	June 1, 2010-May 31, 2011	250,000	—	—	—	151,200	—	576,126	977,326
Former Executive Vice President, Operations and Support Services	June 1, 2009-May 31, 2010	250,000	—	—	—	208,388	—	77,315	535,703

*	Mr. Amin commenced employment with us on March 7, 2011.
**	Mr. Wood resigned from his positions as the Company’s Chief Executive Officer, President and a Director of the Board, effective March 7, 2011.
***	Mr. Elitharp retired from the Company and his position as Executive Vice President, Operations and Support Services, effective June 6, 2011.

(1)
Includes any amount of salary deferred under our 401(k) plan otherwise payable in cash during the year. The Company makes annual salary adjustments as of August 1 of each fiscal year, if any.  For fiscal 2011, none of our named executive officers received a salary adjustment.

(2)	Includes a sign on bonus paid to Mr. Amin of $213,000 and a discretionary bonus for fiscal 2011 of $61,428.

(3)
The fiscal 2011 amount represents the grant date fair value of 163,637 shares of restricted stock issued to Mr. Amin on March 7, 2011 in accordance with the terms of his employment agreement.   The restricted stock is subject to the terms of the Company’s 2004 Incentive Award Plan, as amended (the “2004 Plan”).  See “ – Long-Term Incentive Plans” section above for additional information related to the terms of the restricted stock.  The amount shown is the grant date fair value of the shares of restricted stock (each of which represents the right to receive one share of our Class A common stock), as determined in accordance with FASB principles regarding the measurement of stock-based compensation, excluding the effect of forfeitures.  Under these principles, the grant date fair value of these grants is based on the intrinsic value of these awards, which equals the closing price of our Class A common stock on day preceding the grant date.  The Company did not grant any other stock awards to our named executive officers in fiscal 2011 or 2010.

(4)
The fiscal 2011 amount represents the grant date fair value of options to acquire 1,063,643 shares of Class A common stock.  These options were granted to Mr. Amin on March 7, 2011 in accordance with the terms of his employment agreement.  The options are subject to the terms of the 2004 Plan.  See “ – Long-Term Incentive Plans” section above for additional information related to the terms of the options.  The amount shown is the grant date fair value of the option awards granted, as determined in accordance with FASB principles regarding the measurement of stock-based compensation, excluding the effect of forfeitures.  For a discussion of the assumptions made in the valuation reflected in this column, see Note 12 to the Company’s Consolidated Financial Statements for 2011 contained in the Form 10-K filed with the SEC on August 15, 2011.  The Company did not grant any other option awards to our named executive officers in fiscal 2011 or 2010.

(5)
For fiscal 2011, the amounts shown represent the annual bonus performance awards earned under our annual management incentive cash bonus program for services rendered during fiscal 2011, which was based 100% on the Company’s performance against target pre-management incentive cost income from continuing operations before income taxes (“IBT”), subject to adjustments as noted above.  For fiscal 2011, the financial performance against target IBT was approximately 100.8% (based on IBT of approximately $31.1 million).  The fiscal 2011 amounts also include an additional bonus amount equal to 5% of the individual’s salary as described in the section “– Annual Performance-Based Cash Bonuses” above.

For fiscal 2010, the amounts shown represent the annual bonus performance awards earned under our annual management incentive cash bonus program for services rendered during fiscal 2010, which was based 100% on the Company’s performance against target IBT. For fiscal 2010, the financial performance against target IBT was approximately 146% (based on IBT of approximately $36.2 million).  The fiscal 2010 amounts also include an additional bonus amount equal to 3% of the individual’s salary.  In July 2009, the Compensation Committee determined that if the Company performed at or above target under our annual performance-based cash bonus program, then it would award an additional bonus under this program in an amount equal to 3% of the individual’s salary, less the amount of salary increase awarded at the commencement of the fiscal year.  Since the Company performed above target, and none of the executive officers received a salary increase at the commencement of the fiscal year, each of the executive officers earned an additional bonus under this program equal to 3% of his salary.

There were no individual performance objectives as part of the annual bonus performance program in fiscal 2011 or 2010.

(6)	The amounts shown include our incremental cost for the provision to the named executive officers of car allowances and matching contributions made under our 401(k) Plan for 2011 as set forth below.

The amount shown for 2011 also includes dividend equivalent payments made or accrued in fiscal 2011 in connection with our special cash dividend of $0.70 per share, paid on October 26, 2010 to all holders of our common stock.  With respect to stock options and restricted stock vested on the dividend record date for the special cash dividend, the special dividend equivalent payment was paid on the dividend payment date. With respect to outstanding equity awards that were unvested as of the dividend record date, or for which the issuance of shares has been deferred, the special dividend equivalent payment was or will be made on the first day of the succeeding fiscal quarter following the date such equity awards vest or the deferred shares are issued.  All dividend equivalents, regardless of when they will be paid, are shown in the table below.

Named Executive Officer	Year	401(k) Plan Company Contributions	Car Allowance	Dividend Equivalent Payments	All other Payments (a)
Tarang P. Amin	2011	$—	$—	$—	$—
Joseph W. Baty	2011	$8,575	$9,240	$204,855	$583,327
Bruce J. Wood	2011	$5,598	$8,909	$624,960	$1,798,532
Thomas H. Elitharp	2011	$8,575	$9,240	$41,650	$516,661

(a)
For Messrs. Baty and Elitharp, amount represents the cash received upon vesting of performance awards at 100% of target value in connection with the Sale as described in “ – Long Term Incentive Plans” above.  For Mr. Wood, amount represents the cash received upon vesting of these performance awards plus amounts accrued pursuant to a separation agreement entered into in connection with Mr. Wood’s resignation as the Company’s President and Chief Executive Officer, effective March 7, 2011.  See “Potential Payments upon Termination or Change in Control” below.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth summary information regarding the outstanding equity awards held by our named executive officers at May 31, 2011.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(3)	Market Value of Shares or Units That Have Not Vested(3)
Tarang P. Amin	—	654,550	(1)			$8.44	March 6, 2021
				409,093	(2)	$8.44	March 6, 2021
								163,637	$1,585,643

Joseph W. Baty	—	—		—		—	—	—	—

Bruce J. Wood*	—	—		—		—	—	—	—

Thomas H. Elitharp**	—	—		—		—	—	—	—

*	Mr. Wood resigned from his positions as the Company’s Chief Executive Officer, President and a Director of the Board, effective March 7, 2011.
**	Mr. Elitharp retired from the Company and his position as Executive Vice President, Operations and Support Services, effective June 6, 2011.

(1)
In connection with his hiring, Mr. Amin received a stock option to purchase 654,550 shares of Class A common stock.  The option to purchase 654,550 shares vest in equal annual installments over a five-year period (i.e., on March 6, 2012, March 6, 2013, March 6, 2014, March 6, 2015 and March 6, 2016), in each case subject to continued employment with the Company through each such vesting date.

(2)
In connection with his hiring, Mr. Amin received a stock option to purchase 409,093 shares of Class A common stock.  The option to purchase 409,093 shares will be eligible to vest in three stages based upon the Company’s achievement of stock price targets of $15.00, $20.00 and $25.00, in each case subject to continued employment with the Company through applicable service periods.

(3)
In connection with his hiring, Mr. Amin received 163,637 shares of restricted stock.  The restricted stock vests in equal annual installments over a five-year period (i.e., on March 6, 2012, March 6, 2013, March 6, 2014, March 6, 2015 and March 6, 2016), in each case subject to continued employment with the Company through each such vesting date.  The market value of the restricted stock shown is calculated by multiplying the closing market price of the Company’s stock on May 31, 2011 by the number of shares of stock subject to the award.

See “Potential Payments upon Termination or Change in Control – Agreement with Mr. Amin” below for additional material terms related to the stock options and restricted stock.  See “Potential Payments upon Termination or Change in Control” below generally for additional material terms related to each agreement that provides for payments to a named executive officer at, following, or in connection with certain specified terminations of a named executive officer or a change in control of the Company.

Potential Payments upon Termination or Change in Control

Employment, Severance and Change in Control Agreements.

Agreement with Mr. Amin

In February 2011, we entered into an employment agreement with Mr. Amin that provides that if the Company terminates Mr. Amin’s employment “without cause” or Mr. Amin resigns for “good reason” (each as defined below), Mr. Amin will be entitled to:

•	severance payments equal to two times his annual base salary, payable in installments over the twelve-month period following such termination;

•	a pro-rata bonus for the year of such termination (if he has worked for at least half of such year);

•
continued participation in the Company’s health insurance plans for the eighteen-month period following such termination and to the extent permitted by applicable law, reimbursement of premium costs charged to Mr. Amin by the Company; provided, however, that the coverage will terminate if Mr. Amin becomes eligible to receive medical and dental coverage from a subsequent employer;

•
with respect to any such termination during the first year of employment, the vesting of any options and restricted stock which were eligible to vest on the first two anniversaries of the grant date; and

•
with respect to any such termination following the first year of employment or a termination at any time due to Mr. Amin’s death or disability, the vesting of any options or restricted stock which were eligible to vest on the grant date anniversary immediately following such termination (or, if such termination occurred in connection with or within twelve months following a “change in control” (as defined below), the vesting of all unvested time-based stock options and restricted stock).

In addition, (a) during the 90 day period following Mr. Amin’s termination of employment without cause, for good reason, or as a result of his death or disability, the unvested performance-based stock options will remain eligible to become vested, and (b) if less than 20% of the performance-based options have become vested prior to or in connection with a change in control, the excess of 20% of the performance-based options over the total number of shares that have already vested prior to or in connection with such change in control will become vested upon the occurrence of a change in control.

Under the agreement, “cause” as it relates to termination of employment by the Company is generally defined as (a) breach of obligations under the employment agreement which constitutes material nonperformance by the executive of his obligations and duties under the agreement, which the executive has failed to remedy after the Board has given the executive written notice of, and at least 15 days to remedy, such breach; (b) commission of an act of fraud, embezzlement, misappropriation, willful misconduct or breach of fiduciary duty against the Company; (c) material breach of the restrictive covenants in the employment agreement; (d) conviction, plea of no contest or nolo contendere, deferred adjudication or unadjudicated probation for any felony or any crime involving moral turpitude; (e) failure to carry out, or comply with, in any material respect, any lawful directive of the Board which the executive has failed to remedy after the Board has given the executive written notice of, and at least 15 days to remedy, such failure; or (f) unlawful use or possession of illegal drugs. “Good reason” is generally defined as (a) a material default in the Company’s performance of its obligations under the employment agreement; (b) a significant diminution of the executive’s responsibilities, duties or authority as president and chief executive officer of the Company, or a material diminution of the executive’s base compensation, unless such diminution is mutually agreed between the executive and the Company; or (c) the relocation of the executive’s principal office, without his consent, to a location that is in excess of 50 miles from the San Francisco Bay area. A “change in control” is generally defined to include (a) the replacement of a majority of members of the Board during a twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of their appointment or election; or (b) of the acquisition, by any one person or group (other than Weider Health and Fitness or TPG or any other investment fund managed by TPG Capital, L.P. or any of their respective direct or indirect owners or affiliates), of (1) ownership of stock of the Company, that, together with any stock previously held by such person or group, constitutes more than 50% of the total voting power of the stock of the Company; or (2) substantially all of the assets of the Company; provided, however, that any such event constitutes a change in “the ownership or effective control,” or in “the ownership of a substantial portion of the assets of” the Company, within the meaning of Section 409A of the Code.

Under the agreement, if Mr. Amin’s employment is terminated by reason of his death or disability, the Company will provide Mr. Amin or his estate, other than any accrued amounts, a prorated annual bonus for the fiscal year of termination based on actual Company performance for such fiscal year, payable at the time the annual bonus would have been paid to Mr. Amin had he remained employed through the end of such fiscal year.

The Company’s obligation to pay any amounts under the agreement is subject to Mr. Amin’s execution of a full general release.  Mr. Amin is also subject to restrictive covenants under the agreement.

Agreements with Messrs. Baty and Elitharp

In January 2006, we entered into certain agreements with Messrs. Baty and Elitharp that continued through September 30, 2008. Effective as of September 2007, as a result of a review of these agreements for compliance with the provisions of Section 409A of the Code, we entered into new agreements with each of Messrs. Baty and Elitharp on substantially similar terms as the prior agreements. In September 2010, we amended and restated these agreements, extending the term through September 30, 2013 on substantially similar terms.  These agreements provide that if the executive terminates his employment for “good reason” or the Company terminates his employment without “cause” (each as defined below), he will be entitled to the following payments and benefits, subject to the execution of a general release of claims:

•	a severance payment equal to 100% (which increases to 150% if the termination occurs in connection with a change in control) of the sum of:

1.	his annual base salary; plus

2.
the greater of (a) his prior year’s bonus, (b) the average of his annual bonuses for the past three years, or (c) 30% of his annual base salary (increased to 50% if the termination occurs in connection with certain change in control events);

•
payment of a portion of COBRA medical and other insurance coverage benefits for a period of 12 months from the date of termination (increased to 18 months if the termination occurs in connection with a change in control);

•	unless otherwise provided by the equity agreement, full acceleration of vesting of equity awards upon the occurrence of a change in control; and

•	tax gross-up payments to the extent the executive would be subject to the excise tax imposed under Section 280G of the Code.

Our Board has determined that the Sale described under “Board of Directors and Corporate Governance Information – TPG Transaction” above constituted a change in control, as defined under the amended and restated agreements with Messrs. Baty and Elitharp.  None of the severance or other payments described above will be paid out unless and until such executive officers experience a qualifying termination, as further described above.   Mr. Elitharp retired from the Company and his position as Executive Vice President, Operations and Support Services, effective June 6, 2011.  Mr. Elitharp did not receive any severance payments pursuant to his retirement.

Under these agreements, “cause” is generally defined as the executive’s (a) gross, fraudulent or willful misconduct; (b) failure to follow directives of the Board or superior employee; (c) willful and knowing violation of any rules or regulation of a governmental or regulatory body which is materially injurious to our financial condition; (d) conviction of or plea of guilty or nolo contendere to felony or fraud; (e) drug or alcohol abuse; or (f) material breach of the employment agreement. “Good reason” is generally defined as (a) a material diminution of the executive’s job titles, responsibilities, perquisites or compensation; or (b) an involuntary relocation of the executive’s principal place of business to a location more than 50 miles from the executive’s current principal place of business.  “Change in Control” generally includes each of the following: (a) a transaction or series of transactions where a person or group directly or indirectly acquires beneficial ownership of our securities possessing more than 50% of the total combined voting power of our securities outstanding immediately after such acquisition, excluding specified transactions; (b) during any period of two consecutive years, individuals who at the beginning of such period constitute our Board (together with any new directors whose election by our Board or nomination for election by our stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two year period or whose election or nomination for election was previously so approved) cease to constitute a majority thereof; (c) the consummation by the Company of a merger, consolidation, reorganization or other business combination or disposition of all or substantially all of our assets or the acquisition of assets or stock of another entity, in each case other than a transaction (1) which results in our outstanding securities immediately prior to the transaction continuing to represent at least a majority of the combined voting power of the successor entity’s voting securities immediately after the transaction; or (2) after which no person or group beneficially owns securities representing 50% or more of the combined voting power of the successor entity; or (d) our stockholders approve a liquidation or dissolution of the Company.

Separation Agreement with Mr. Wood

In connection with Mr. Wood’s resignation from his positions as our Chief Executive Officer, President and Director, effective March 7, 2011, we entered into a separation agreement with Mr. Wood dated February 17, 2011.

Pursuant to the separation agreement, Mr. Wood will receive:

•	a payment equal to one year of base salary, to be paid in 24 equal semi-monthly installments, commencing on June 1, 2011;

•	a payment equal to one year of base salary, to be paid in 24 equal semi-monthly installments, commencing on May 1, 2012;

•	twelve monthly payments to cover certain medical and dental benefits for Mr. Wood commencing upon Mr. Wood’s separation from service; and

•
10/12 of the approved performance-based cash bonus payout for the 2011 fiscal year that Mr. Wood would have been entitled to receive under the Company’s fiscal year 2011 bonus plan had Mr. Wood remained employed through the end of such fiscal year, to be paid in 24 equal semi-monthly installments, commencing on June 1, 2011.

These payments supersede and replace the payments that were provided for under Mr. Wood’s employment agreement and are subject to the requirements of Section 409A of the Code.  In addition, the foregoing payments are subject to Mr. Wood’s execution and delivery of a general release of all claims, which has been provided, and  his continued compliance with the certain restrictive covenants contained in his employment agreement, including a non-compete term.  The separation agreement also provides for the settlement and payment of any equity awards that have previously vested in accordance with the terms and conditions of such awards.

STOCK OWNERSHIP OF BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

The following table sets forth information that has been provided to us regarding the beneficial ownership of our Class A common stock and Class B common stock as of September 12, 2011, the Record Date for (i) each person or entity who is known to us to beneficially own more than 5% of the outstanding shares of our Class A common stock or Class B common stock; (ii) each person who is a director of the Company and each nominee; (iii) each of the executive officers named in the Summary Compensation Table in this proxy statement; and (iv) all current directors and executive officers as a group.  The Class B common stock is entitled to 10 votes per share and converts on a one for one basis into shares of the Company’s Class A common stock.

Except as noted, the person or entity listed has sole voting and investment power with respect to the shares shown in this table.

	Shares Beneficially Owned(1)				Percent of
	Number of Shares		Percent		Total Voting
Name of Beneficial Owner	Class A(2)	Class B	Class A(3)	Class B	Power
Directors and Named Executive Officers:**
Eric Weider(4)	7,668,745	7,486,574	35.5%	100%	85.56%
Tarang P. Amin	163,637	—	*	0	*
Ronald L. Corey	102,687	—	*	0	*
Matthew T. Hobart	—	—	0	0	0
Michael Hyatt	36,667	—	*	0	*
Eugene B. Jones	36,667	—	*	0	*
Roger H. Kimmel	172,837	—	*	0	*
George F. Lengvari(5)	59,760	—	*	0	*
Brian P. McDermott	88,288	—	*	0	*
William E. McGlashan, Jr.	—	—	0	0	0
Richard G. Wolford	10,671	—	*	0	*
Joseph W. Baty	171,983	—	*	0	*
Directors and executive officers as a group (15 persons)(4)(5)	8,511,942	7,486,574	39.41%	100%	86.26%
Other Principal Stockholders:
Weider Health and Fitness(4) 21100 Erwin Street Woodland Hills, CA 91367	7,486,574	7,486,574	34.66%	100%	85.37%
TPG Star SNI, L.P.(6) 301 Commerce St., Suite 3300 Fort Worth, Texas 76102	7,486,574	7,486,574	34.66%	100%	85.37%
GAMCO Investors Inc.(7) One Corporate Center Rye, NY 10580-1422	3,779,795	—	17.50%	0%	3.92%

*	Represents less than 1%
**
Excludes Bruce J. Wood, who resigned from his positions as the Company’s Chief Executive Officer, President and a Director effective March 7, 2011.  As of such date, Mr. Wood owned 448,814 Class A shares and held restricted stock units to acquire an aggregate of 417,800 Class A shares.  Also excludes Thomas H. Elitharp, who retired from his position as Executive Vice President, Operations and Support Services, effective June 6, 2011.  As of such date, Mr. Elitharp owned 69,159 Class A shares.

(1)
Based on 21,600,702 shares of Class A common stock and 7,486,574 shares of Class B common stock outstanding on the Record Date.  Except for information based on Schedules 13D or 13G, as indicated in the footnotes hereto, beneficial ownership is stated as of the Record Date and includes shares underlying options exercisable within 60 days of that date held by each person, as if such shares were outstanding on that date.

(2)
Includes shares of Class A common stock which may be purchased upon the exercise of stock options that are currently vested or vest within 60 days of the Record Date and unvested shares of restricted stock as of the Record Date, as set forth in the table below. The shares of restricted stock are subject to certain vesting and forfeiture requirements.

Director or Named Executive Officer	Options	Unvested Restricted Stock
Eric Weider	—	—
Tarang P. Amin	—	163,637
Ronald L. Corey	67,500	—
Matthew T. Hobart	—	—
Michael Hyatt	—	6,135
Eugene B. Jones	—	6,135
Roger H. Kimmel	60,000	6,135
George F. Lengvari	—	15,360
Brian P. McDermott	67,500	6,135
William E. McGlashan, Jr.	—	—
Richard G. Wolford	—	10,671
Joseph W. Baty	—	—
Directors and executive officers as a group (15 persons)	195,000	214,208

Does not include 54,211, 54,009, 34,150, and 167,913 restricted stock units that are currently vested or vest within 60 days of the Record Date and are held by Messrs. Corey, Kimmel, McDermott and Baty, respectively, for a total of 310,283 of such restricted stock units held by all current directors and executive officers as a group.  Each restricted stock unit represents the right to receive one share of our Class A Common Stock. Each of the holders has elected to defer the receipt of the shares to be issued upon conversion of the restricted stock units until a specified future date that is not within 60 days of the Record Date.

(3)	Does not give effect to the conversion of Class B common stock.

(4)
Eric Weider has sole voting and investment power over 182,171 of the 7,668,745 shares of Class A Common Stock shown above.  As disclosed on a Schedule 13D filed on October 18, 2010, Weider Health and Fitness is the record holder of 7,486,574 shares of the Company’s Class B Common Stock, and is a direct, wholly owned subsidiary of MLE Holdings Company (“MLE”).  Eric Weider currently has direct and indirect control of MLE (and certain of its affiliates).  Weider Health and Fitness, Eric Weider and MLE (together, the “Weider Persons”) have shared dispositive power over the 7,486,574 shares of the Company’s Class B Common Stock held by Weider Health and Fitness.  Eric Weider disclaims beneficial ownership of the shares of Class B Common Stock that may be deemed beneficially owned by him, except to the extent of his pecuniary interest in such shares, which pecuniary interest is derived from his direct and indirect ownership interest in MLE.

The Weider Persons may be deemed to have shared voting power with the TPG Persons (as defined in footnote 6 below) over the 7,486,574 shares of the Company’s Class A Common Stock and the 7,486,574 shares of the Company’s Class B Common Stock held by TPG STAR SNI, L.P. (“TPG STAR SNI”) and the Weider Persons, respectively, as a result of certain provisions in the Stockholders Agreement.  Except to the extent the Weider Persons may be deemed to have beneficial ownership over such shares as a result of the Stockholders Agreement pursuant to Rule 13d-4 under the Exchange Act, the Weider Persons expressly disclaim beneficial ownership of these shares for purposes of Section 13(d) of the Exchange Act.

The shares of Class A Common Stock and the shares of Class B Common Stock that may be beneficially owned by the TPG Persons and the Weider Persons collectively represented 85.37% of the total voting power of our shares of Common Stock as of September 12, 2011.

(5)
Does not include 410,997 shares of Class A common stock held by Bayonne Settlement, a trust organized under the laws of Jersey (U.K.), of which family members of George F. Lengvari are included among the beneficiaries.  Bayonne Settlement is administered by an independent trustee, and Mr. Lengvari has neither the power to dispose of nor to vote the shares.  Mr. Lengvari disclaims beneficial ownership of such shares.

(6)
Based on a Schedule 13D filed on October 18, 2010 by Tarrant Capital Advisors, Inc. (“Tarrant Capital Advisors”), and its sole shareholders, David Bonderman and James G. Coulter (together with TPG STAR SNI, the “TPG Persons”), TPG STAR SNI directly owns 7,486,574 shares of the Company’s Class A Common Stock.  Tarrant Capital Advisors is the sole shareholder of Tarrant Advisors, Inc., which is the general partner of TPG Ventures Professionals, L.P., which is the general partner of TPG Ventures Partners, L.P., which is the managing member of TPG Ventures Holdings, L.L.C., which is the sole member of TPG STAR Advisors, L.L.C., which is the general partner of TPG STAR GenPar, L.P., which in turn is the general partner of TPG STAR, L.P., which is the sole manager and controlling member of TPG STAR SNI.  Due to their affiliations, Tarrant Capital Advisors and Messrs. Bonderman and Coulter are deemed to have beneficial ownership of the shares owned directly by TPG STAR SNI to the extent of the greater of their respective direct or indirect pecuniary interests in the profits or capital accounts of TPG STAR SNI.  Tarrant Capital Advisors and Messrs. Bonderman and Coulter expressly disclaim beneficial ownership of shares in excess of such amounts.

The TPG Persons may be deemed to have shared voting power with the Weider Persons over the 7,486,574 shares of the Company’s Class A Common Stock and 7,486,574 shares of the Company’s Class B Common Stock held by the TPG Persons and the Weider Persons, respectively, as a result of certain provisions in the Stockholders Agreement.  Except to the extent the TPG Persons may be deemed to have beneficial ownership over such shares as a result of the Stockholders Agreement pursuant to Rule 13d-4 under the Exchange Act, the TPG Persons expressly disclaim beneficial ownership of such shares for purposes of Section 13(d) of the Exchange Act.

The shares of Class A Common Stock and the shares of Class B Common Stock that may be beneficially owned by the TPG Persons and the Weider Persons collectively represented 85.37% of the total voting power of our shares of Common Stock as of September 12, 2011.

(7)
Based on Schedule 13D/A filed on March 21, 2011 by GAMCO Investors Inc. (“GAMCO Investors”), and Mario J. Gabelli and various entities which he directly or indirectly controls or for which he acts as chief investment officer. Gabelli Funds, LLC (“Gabelli Funds”), GAMCO Asset Management, Inc. (“GAMCO Asset”), Teton Advisers, Inc. (“Teton Advisers”) and MJG Associates, Inc. (“MJG”) own 879,000, 2,074,755, 823,040 and 3,000 shares of Class A common stock, respectively.  Due to their affiliations, Mario Gabelli, GAMCO Investors and GGCP, Inc. (“GGCP”), are deemed to have beneficial ownership of the shares owned beneficially by Gabelli Funds, GAMCO Asset, Teton Advisers and MJG.  Subject to certain limitations, each of Gabelli Funds, GAMCO, Teton Advisers and MJG has sole disposition and voting power over the shares of Class A common stock held by it, except that GAMCO Asset does not have sole voting power over 18,700 of its shares.  Mario Gabelli, GAMCO Investors and GGCP have indirect voting power with respect to shares beneficially owned directly by Gabelli Funds, GAMCO Asset, Teton Advisers, and MJG.  Subject to certain limitations, a Proxy Voting Committee has indirect voting power over the shares held by Gabelli Funds.

AUDIT COMMITTEE REPORT

Audit Committee Report

The Audit Committee of the Board of Directors is comprised of independent directors as required by the listing standards of the NYSE and SEC rules. The current members of the Audit Committee are Messrs. Jones, Corey, McDermott and Wolford.  Because Mr. Wolford joined the Board and the Audit Committee on September 7, 2011, he did not participate in the approval of this report or in the review and discussions referred to below. The Audit Committee operates pursuant to a written charter adopted by the Board.

The role of the Audit Committee is to oversee the Company’s financial reporting process on behalf of the Board.  Management of the Company has the primary responsibility for the Company’s financial statements as well as the Company’s financial reporting process and principles, internal controls, and disclosure controls.  The independent auditors are responsible for performing an audit of the Company’s financial statements and expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles.

In this context, the Audit Committee has reviewed and discussed the audited financial statements of the Company as of and for the fiscal year ended May 31, 2011, with management and the independent auditors.  The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.  In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by Public Company Accounting Oversight Board rules relating to auditor independence communications, as currently in effect, and it has discussed with the auditors their independence from the Company.  The Audit Committee has also considered whether the independent auditor’s provision of non-audit services to the Company is compatible with maintaining the auditor’s independence.

In the performance of their oversight function, the members of the Audit Committee necessarily relied upon the information, opinions, reports, and statements presented to them by management of the Company and by the independent auditors.  As a result, the Audit Committee’s oversight and the review and discussions referred to above do not assure that management has maintained adequate financial reporting processes, principles, and internal controls, that the Company’s financial statements are accurate, that the audit of such financial statements has been conducted in accordance with generally accepted auditing standards, or that the Company’s auditors meet the applicable standards for auditor independence.

Based on the reports and discussions above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2011.

Members of the Audit Committee of the Board of Directors
Eugene B. Jones, Chairman
Ronald L. Corey
Brian P. McDermott

The preceding “Audit Committee Report” will not be deemed to be soliciting material or to be filed with the SEC under the Securities Act of 1933, as amended, or the Exchange Act or incorporated by reference in any documents so filed, except to the extent that we specifically incorporate the same by reference.

FEES PAID TO INDEPENDENT PUBLIC ACCOUNTANTS

Fees Paid to Independent Public Accountants

The fees billed by Deloitte, our independent public accountants with respect to the fiscal years ended May 31, 2010 and May 31, 2011, were as follows:

Audit Fees

The aggregate fees billed for professional services rendered by Deloitte for the audits of our annual financial statements included in our Annual Reports on Form 10-K, the reviews of the interim financial statements included in our Quarterly Reports on Form
10-Q and performance of statutory audits were approximately $258,500 and $376,900 for fiscal 2010 and fiscal 2011, respectively.

Audit Related Fees

We did not engage Deloitte to provide services for assurance and similar services that are reasonably related to the performance of the audit of our annual financial statements included in our Annual Reports on Form 10-K or the reviews of our interim financial statements included in our Quarterly Reports on Form 10-Q for fiscal 2010 or fiscal 2011.

Tax Fees

The aggregate fees billed for services rendered by Deloitte in fiscal 2010 and 2011 for tax compliance, tax advice and tax planning were approximately $68,000 and $37,300, respectively.  Tax fees consist primarily of fees for assistance with preparation of our tax returns and providing other tax planning advice.

All Other Fees

The aggregate fees billed for services rendered by Deloitte in fiscal 2011 in connection with our purchase of a probiotics nutritional supplement business on June 1, 2011, were approximately $270,000.  We did not engage Deloitte to provide any other services for fiscal 2010.

Pre-Approval Policy

The Audit Committee pre-approves all audit and permissible non-audit fees.  The Audit Committee pre-approved Deloitte’s engagement, including all audit and permissible non-audit services provided by Deloitte, in each of fiscal 2010 and 2011.

Change in Independent Public Accountants

We have appointed KPMG as our new independent registered public accounting firm, effective August 31, 2011.  The change in independent registered public accounting firms was not the result of any disagreement with Deloitte.

Deloitte’s report on the Company’s financial statements as of and for the years ended May 31, 2011 and 2010 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles.  Deloitte’s audit report on the effectiveness of internal control over financial reporting as of May 31, 2011 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles.  No audit report was required of Deloitte on the effectiveness of internal control over financial reporting as of May 31, 2010.

During the two most recent fiscal years ended May 31, 2011 and 2010, and in the subsequent interim period through August 31, 2011, there were no: (i) disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte, would have caused it to make reference to the subject matter of the disagreements in connection with its report on the Company’s consolidated financial statements; or (ii) reportable events of the kind defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act (“Regulation S-K”).

We disclosed the matters above in a Current Report on Form 8-K filed with the SEC on September 7, 2011. We also provided a copy of that report to Deloitte and requested that Deloitte furnish us a letter addressed to the SEC stating whether it agreed with the statements made by us in the report, and if not, stating the respects in which it does not agree.  We received a response letter from Deloitte and filed it as an exhibit to the report.

On August 31, 2011, upon the approval of the Audit Committee, we appointed KPMG as our independent registered public accounting firm.  During the two most recent fiscal years ended May 31, 2011 and 2010, and in the subsequent interim period through August 31, 2011, we had not consulted KPMG regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report was provided to us nor oral advice was provided that KPMG concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in paragraph 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as described in paragraph 304(a)(1)(v) of Regulation S-K).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who beneficially own more than 10% of our Class A common stock to file initial reports of ownership and changes in ownership of our Class A common stock with the SEC.  These persons and entities are also required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.  We believe, based solely on our review of the copies of such forms and other written representations to us, that during the fiscal year ended May 31, 2011, all reporting persons complied with all applicable Section 16(a) filing requirements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The charter of the Audit Committee requires that it review with management and our independent auditor any related party transactions brought to the Audit Committee’s attention which could reasonably be expected to have a material impact on our financial statements.  The Company’s practice is for management to present to the Audit Committee each proposed related party transaction, including all relevant facts and circumstances relating thereto, and to update the Audit Committee as to any material changes to any approved related party transaction.  In connection with this requirement, each of the transactions or relationships disclosed below were disclosed to and approved by our Audit Committee and/or our Board.  In addition, transactions involving our directors and their affiliated entities were disclosed and reviewed by our Board in its assessment of our directors’ independence requirements.

Transactions with Weider Health and Fitness

Weider Health and Fitness owns all of our Class B common stock, which represents approximately 78% of the aggregate voting power of all outstanding shares of our common stock as of the date of this Proxy Statement.  Eric Weider, a member of our Board, has sole voting and dispositive authority over all of these shares.  Eric Weider is in a position to determine the outcome of all matters required to be submitted to stockholders for approval (except as provided by law or our Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws).

Board Service

Eric Weider, our Chairman of the Board, is the President and Chief Executive Officer and Chairman of the Board of Directors of Weider Health and Fitness.  George Lengvari, our Vice Chairman of the Board was also Vice Chairman of Weider Health and Fitness until his resignation from that position in August 2009.  Roger Kimmel, one of our directors, was a director of Weider Health and Fitness until his resignation from that position in August 2009.

Sale of Weider Branded Business

On April 1, 2005, we announced the sale of certain assets of our Active Nutrition Unit relating to our Weider branded business domestically and internationally to Weider Global Nutrition, LLC, a wholly-owned subsidiary of Weider Health and Fitness.  In connection with the sale of the Weider branded business, we also entered into an agreement whereby we agreed to provide certain general and administrative, research and development, and logistics services to Weider Global Nutrition for an annual fee. The annual fee under the service agreement was originally $500,000, and has been increased and decreased over time according to the nature and amount of services we provide to Weider Global Nutrition.  In total, we were paid approximately $249,250 and $18,000 for all services provided under such agreement in fiscal 2010 and 2011, respectively.  This agreement terminated in October 2010.

In addition, we provide contract manufacturing services to Weider Global Nutrition.  For fiscal 2010 and 2011, net sales to Weider Global Nutrition were approximately $1.0 million and $600,000, respectively.

TPG Transaction

On October 14, 2010, Weider Health and Fitness sold 7,486,574 shares of Class A Common Stock to TPG for $48,836,167, which shares of Class A Common Stock were converted from shares of Class B Common Stock held by Weider Health and Fitness prior to the Sale.  In connection with the Sale, Weider Health and Fitness and TPG entered into a Stockholders Agreement, pursuant to which, among other things, Weider Health and Fitness agreed to vote all shares of our capital stock it beneficially owns in favor of, or to approve, and use its reasonable best efforts to cause us to initially include, two directors designated by TPG to serve on our Board.  Mr. Hobart and Mr. McGlashan have been designated by TPG to serve on the Board.  The number of directors designated by TPG may change over time depending on the amount of our shares owned by TPG.  Weider Health and Fitness also agreed to vote all shares of our capital stock it beneficially owns against, or to otherwise disapprove, and to use its reasonable best efforts to cause us not to engage in a variety of corporate actions without the prior written consent of TPG, and, under certain circumstances, to vote for or otherwise approve certain other corporate actions.  Rothschild, Inc. acted as a financial advisor to, and received a fee from, Weider Health and Fitness in connection with the Sale.  Roger Kimmel, one of our directors, serves as Vice Chairman of Rothschild.  You can find additional detail about the Sale in the Form 8-K we filed with the SEC on October 15, 2010.

Intellectual Property Licensing Agreement

Pursuant to an agreement with Weider Health and Fitness and certain other parties, Mariz Gestao E Investimentos Limitada (“Mariz”) obtained the exclusive international rights to use the trademarks and brand names used by Weider Health and Fitness and its affiliates on or prior to December 1996.  Mariz is a company incorporated under the laws of Portugal and owned by a trust of which the family members of George Lengvari, one of our directors, are included among the beneficiaries.  Pursuant to a sublicense agreement with Mariz dated as of December 1, 1996, we obtained the exclusive international worldwide rights to use these trademarks and brand names outside the United States, Canada, Mexico, Spain and Portugal (for which countries we have the rights outside of the Mariz sublicense), except in Japan.  Certain terms of the sublicense were amended and the rights under the sublicense to the Weider name and certain related trademarks were transferred as of March 1, 2005 in connection with the sale of our Weider branded business referred to above.  The initial term of the amended sublicense agreement was through February 28, 2009, with the agreement automatically renewing for successive one-year terms unless earlier terminated by Mariz upon a material breach by us.

 Under the terms of the amended sublicense agreement, we are required to make annual royalty payments to Mariz on sales of products covered by the agreement in countries other than those listed above.  The royalty payments, as amended, are equal to (i) 4% of sales up to $7.0 million; (ii) 3.5% of sales greater than $7.0 million and less than $14.0 million; (iii) 3.0% of sales greater than $14.0 million and less than $21.0 million; and (iv) 2.5% of sales over $21.0 million.  The sublicense agreement includes an irrevocable buy-out option, exercisable by us after February 28, 2009, for a purchase price equal to the greater of $2.0 million or 6.5 times the aggregate royalties paid by us in the royalty year immediately preceding the date of the exercise of the option.

On September 19, 2007, we entered into a license agreement with Mariz providing for non-exclusive rights to use the Schiff and Schiff Move Free trademarks in connection with the sale of joint care products to Costco Wholesale Corporation (“Costco”) in Japan.  The initial term of the license agreement was for three years following the launch of our product into Japan.  On March 10, 2011, we renewed and amended the license agreement for an additional three years commencing June 1, 2011.  We may renew the license agreement for a successive three-year term if certain minimum sales levels are achieved during the sixth year following the product launch.  The amended license agreement provides that we continue to pay royalties equal to 5% of joint care product sales to Costco in Japan with guaranteed minimum annual royalties ranging from $100,000 to $225,000 for each year the agreement is in effect.  Each party has certain termination rights, and depending on which party terminates and the reason for the termination, we may continue to owe the guaranteed minimum royalties for a period following termination of the license agreement.

During fiscal 2010 and 2011, we incurred royalty expense of approximately $521,000 and $491,000, respectively, relating to the Mariz licensing agreements.

OTHER MATTERS

As of the date of this proxy statement, our Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is intended that the proxies will be voted on such matters in accordance with the best judgment and in the discretion of the proxy holders.

By Order of the Board of Directors,

/s/ Tarang P. Amin
Salt Lake City, Utah	Tarang P. Amin
September 26, 2011	President and Chief Executive Officer

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

SCHIFF NUTRITION INTERNATIONAL, INC.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

07117

▼ FOLD AND DETACH HERE ▼

The Board of Directors recommends a vote FOR the following proposal:

Please mark your votes as indicated in this example [X]

Nominees:

01 Eric Weider
02 George F. Lengvari
03 Tarang P. Amin
04 Ronald L. Corey
05 Matthew T. Hobart
06 Michael Hyatt
07 Eugene B. Jones
08 Roger H. Kimmel
09 William E. McGlashan, Jr.
10 Richard G. Wolford

FOR ALL ☐ WITHHOLD FOR ALL ☐ *EXCEPTIONS ☐

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box above and write that nominee's name in the space provided below.)

*Exceptions ____________________________

2. In the discretion of the persons acting as proxies, on such other matters as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

Mark Here for Address Change or Comments **SEE REVERSE** ☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature ________________ Signature ________________ Date ________

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE 2011 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD OCTOBER 26, 2011 The undersigned hereby appoints each of Tarang P. Amin and Joseph W. Baty as attorneys and proxies, each with power of substitution, to vote all shares of Class A common stock and Class B common stock of Schiff Nutrition International, Inc. (the “Company”) held by the undersigned on September 12, 2011, at the 2011 Annual Meeting of Stockholders (the “Annual Meeting”) of the Company to be held October 26, 2011, at 8:00 a.m., local time, at the Company’s headquarters located at 2002 South 5070 West, Salt Lake City, Utah 84104, on the proposal set forth on the reverse side hereof and on such other matters as may properly come before the Annual Meeting and any adjournment(s) or postponement(s) thereof. The proxy holders will vote the shares represented by this proxy in the manner indicated on the reverse side hereof. Unless a contrary direction is indicated, the proxy holders will vote such shares FOR each of the ten nominees as directors. If any further matters properly come before the Annual Meeting, it is the intention of the persons named above to vote such proxies in accordance with their best judgment.